Exhibit 10.2

EXECUTION VERSION

DEVELOPMENT AND DISTRIBUTION AGREEMENT

between

SURMODICS, INC.

and

ABBOTT VASCULAR, INC.

Dated as of February 26, 2018

*CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. BRACKETED ASTERISKS ([**]) MARK THE PRECISE PLACES IN THE DOCUMENT WHERE CONFIDENTIAL TREATMENT IS REQUESTED WITH RESPECT TO OMITTED INFORMATION.

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

- ii -

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

- iii -

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

- iv -

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

- v -

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

DEVELOPMENT AND DISTRIBUTION AGREEMENT

This Development and Distribution Agreement (the “Agreement”) is made and entered into effective as of February 26, 2018 (the “Effective Date”) by and between Surmodics, Inc., a Minnesota corporation (“Surmodics”), and Abbott Vascular, Inc., a subsidiary of Abbott Laboratories, a Delaware corporation (“Abbott”).  Surmodics and Abbott are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Surmodics has Developed and is continuing to Develop the Product; and

WHEREAS, Surmodics desires to appoint Abbott as its exclusive worldwide distributor of the Product and Abbott desires to accept such appointment and also to conduct certain additional Development relating to the Product in the Territory, in each case in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

Article 1
DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings, and grammatical variations thereof shall have corresponding meanings:

1.1“Accounting Standards” means, with respect to a Party or its Affiliates, standard internal accounting policies and procedures, in accordance with GAAP, applied on a consistent basis.

1.2“Acquisition” means, with respect to a Party, a merger, acquisition (whether of all of the stock or all or substantially all of the assets of a Person or any operating or business division of a Person) or similar transaction by or with the Party or its Affiliates, other than a Change in Control of the Party.

1.3“Action” has the meaning set forth in Section 9.3.2.

1.4“Adjusted Order Lot” has the meaning set forth in Schedule 4.1.2.

1.5“Adverse Ruling” has the meaning set forth in Section 13.2.1.

1.6“Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party.  For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (i) the possession,

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (ii) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.7“Agreement Inventions” has the meaning set forth in Section 9.1.1.

1.8“Applicable Law” means federal, state, local, national and supra-national laws, statutes, rules, and regulations, including any rules, regulations, guidelines, or other requirements of any Regulatory Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity or country or other jurisdiction hereunder.

1.9“Approved Subcontractors” has the meaning set forth in Section 2.1.1(ii).

1.10“Auditor” has the meaning set forth in Section 7.9.2.

1.11“AVF Option Product” means [**].

1.12“AVF Option Product Exercise Agreement” has the meaning set forth in Section 8.3.3(i).

1.13“AVF Option Product Option Period” means [**].

1.14“Breaching Party” has the meaning set forth in Section 13.2.1.

1.15“BTK Option Product” means [**].

1.16“BTK Option Product Exercise Agreement” has the meaning set forth in Section 8.3.2(i).

1.17“BTK Option Product Option Period” means [**].

1.18“Business Day” means a day other than a Saturday or Sunday on which banking institutions in New York, New York are open for business.

1.19“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter of the Term shall end on the last day of the Term.

1.20“Challenge” means, with respect to any Patent, directly or indirectly, (i) to assert in any court, patent office or other competent governmental authority that such Patent is, in whole or in part, invalid or unenforceable, (ii) to oppose the issuance of, or to challenge or

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

seek to narrow the issued or applied for claims, scope or duration of, any claim of such Patent, (iii) to seek a declaratory judgment or similar relief, other than as a counterclaim to, or other defensive countermeasure in respect of, a patent infringement claim threatened to be brought or brought by or on behalf of Surmodics, that any product or service of Abbott or one of its Affiliates does not infringe any such Patent or is licensed or otherwise authorized under this Agreement or otherwise, (iv) to seek, request or otherwise take any action that results in the declaration, initiation or continuation of an interference or derivative proceeding, opposition, reexamination, post-grant review or inter partes review (or their equivalents) of such Patent, or (v) to assist or cooperate with any other Person to do any of the foregoing.

1.21“Change in Control,” with respect to a Party, shall be deemed to have occurred if any of the following occurs after the Effective Date with respect to such Party or a parent company of such Party (such Party or such parent, considered separately, the “Change in Control Party”):

1.21.1any “person” or “group” (as such terms are defined below) (i) is or becomes the “beneficial owner” (as defined below), directly or indirectly, of shares of capital stock or other interests (including partnership interests) of such Change in Control Party then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) of such Change in Control Party representing more than fifty percent (50%) of the total voting power of all outstanding classes of Voting Stock of such Change in Control Party or (ii) has the power, directly or indirectly, to elect a majority of the members of the Change in Control Party’s board of directors, or similar governing body (“Board of Directors”); or

1.21.2such Change in Control Party enters into a merger, consolidation or similar transaction with another Person (whether or not such Change in Control Party is the surviving entity) and as a result of such merger, consolidation or similar transaction (i) the members of the Board of Directors of such Change in Control Party immediately prior to such transaction constitute less than a majority of the members of the Board of Directors of such Change in Control Party or such surviving Person immediately following such transaction or (ii) the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of such Change in Control Party immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock of such Change in Control Party representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving Person in substantially the same proportions as their ownership of Voting Stock of such Change in Control Party immediately prior to such transaction; or

1.21.3such Change in Control Party sells or transfers to any Third Party, in one or more related transactions, properties or assets representing all or substantially all of such Change in Control Party’s consolidated total assets to which this Agreement relates; or

1.21.4the holders of capital stock of such Change in Control Party approve a plan or proposal for the liquidation or dissolution of such Change in Control Party.

For the purpose of this definition of Change in Control, (i) “person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the United States Securities

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Exchange Act of 1934 and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the said Act; (ii) a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the aforesaid Act; and (iii) the terms “beneficially owned” and “beneficially own” shall have meanings correlative to that of “beneficial owner.”

1.22“Change in Control Party” has the meaning set forth in the definition of “Change in Control”.

1.23“Clinical Data” means all Information that is made, collected, or otherwise generated under or in connection with Clinical Studies for the Product, including any data, reports, and results with respect thereto.

1.24“Clinical Development” means the performance of clinical Development, including statistical analysis, Clinical Studies or related clinical activities, in each case for purposes of complying with, obtaining or maintaining Regulatory Approvals with respect to the Product.

1.25“Clinical Studies” means the tests and studies in human subjects conducted to Develop the Product, including feasibility or pilot studies and studies required by Applicable Law, or otherwise recommended by applicable Regulatory Authorities, to obtain or maintain Regulatory Approvals for the Product for one (1) or more indications, including tests or studies that are intended to expand the Product Labeling with respect to an indication.

1.26“Combination Product” means a Product that is sold in combination with one (1) or more other products or services sold together as separate units in a single package or sold in separate packages for a single price.

1.27“Commercial Forecast Commencement Date” has the meaning set forth in Section 4.1.3.

1.28“Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of the Product, including activities related to marketing, promoting, distributing, importing, and exporting the Product, and interacting with Regulatory Authorities regarding any of the foregoing, including pre-launch activities, and including obtaining and maintaining any Pricing Approvals, but excluding Development or Manufacture of the Product.  When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.

1.29“Commercially Reasonable Efforts” means [**].  “Commercially Reasonable Efforts” shall be determined for any country taking into account the potential impact of such country on the overall worldwide Product opportunity.

1.30“Competing Product” has the meaning set forth in Section 8.4.1.

1.31“[**]” shall mean [**].

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

1.32“Competitor” means [**].

1.33“Complaint” means any written, electronic, or oral communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness, or performance of a device after it is released for distribution.

1.34“Confidential Information” has the meaning set forth in Section 10.1.

1.35“Control” means, with respect to any item of Information, Regulatory Documentation, material, Patent or other intellectual property right, possession of the right, whether directly or indirectly and whether by ownership, license or otherwise (other than by operation of any license or other right granted by a Party to the other Party hereunder), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent or other intellectual property right as provided for herein without violating the terms of any agreement with any Third Party.

1.36“Controlling Party” means, with respect to a Prosecution, or an Action with respect to (i) any alleged or threatened infringement of the Surmodics Product Patents, the Surmodics Other Patents, the Joint Patents, or the Product Trademarks, or the Existing Serene Trademark, (ii) a Third Party Patent Infringement Claim, (iii) an Invalidity Claim, or (iv) a Third Party Trademark Infringement Claim, the Party controlling such Prosecution, or Action.

1.37“Core European Countries” [**].

1.38“Default Notice” has the meaning set forth in Section 13.2.1.

1.39“Development” means, in respect of the Product, all activities related to research, bench, pre-clinical and other non-clinical testing, test method development, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, Clinical Studies, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Device Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval.  When used as a verb, “Develop” means to engage in Development.

1.40“Device Approval Application” means an application for Premarket Approval as defined in the FFDCA (“PMA”), or any corresponding foreign application in the Territory, including, with respect to the European Union, a submission to a Notified Body for the performance of a conformity assessment to demonstrate conformity with the requirements of the Medical Devices Directive and permit the application of the CE Mark to a device.

1.41“Dispute” has the meaning set forth in Section 14.7.

1.42“Distributor” means, with respect to a country, any Person (i) that is in Abbott’s customary distribution chain for distributing products in such country or (ii) that Abbott has, in its reasonable discretion, selected as appropriate to distribute, market and sell the Product

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

in such country consistent with Abbott’s common practices for selection of distributors in such country generally.

1.43“Dollars” or “$” means United States Dollars.

1.44“EAV” has the meaning set forth in Schedule 4.1.2.

1.45“EEA” means the European Economic Area as its membership may be constituted from time to time, and any successor thereto, and which, as of the Effective Date, is comprised of the members of the European Union together with Iceland, Liechtenstein and Norway.

1.46“Effective Date” has the meaning set forth in the preamble hereto.

1.47“EU Launch Quantity” has the meaning set forth in Section 4.1.3.

1.48“European Union” means [**].

1.49“Existing Product Patents” has the meaning set forth in Section 11.2.2.

1.50“Existing Serene Trademark” means Serene, and its existing registrations as set forth in Schedule 1.50.

1.51“Existing SurVeil Trademark” means SurVeil, and its existing registrations as set forth in Schedule 1.51, or such replacement Trademark as may be accepted by Surmodics pursuant to Section 3.6.2.

1.52“Existing Third Party Patent” means any Patent in the United States or under the European Patent Convention issued or published as of the Effective Date and owned by a Third Party.

1.53“Exploit” or “Exploitation” means to make, have made, import, use, sell, or offer for sale, including to research, Develop, Commercialize, register, modify, enhance, improve, Manufacture, have Manufactured, hold, or keep (whether for disposal or otherwise), formulate, optimize, export, transport, distribute, promote, market, or have sold or otherwise dispose of.

1.54“Extended Term” has the meaning set forth in Section 13.1.

1.55“FDA” means the United States Food and Drug Administration and any successor agency(ies) or authority having substantially the same function.

1.56“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

1.57“First Commercial Sale” means, with respect to a country, the first sale for monetary value to an end user following Regulatory Approval for the Product in such country, excluding any transfers of the Product for use in pre-launch physician preference testing, pre-launch clinical trials or registries, and excluding any transfer between or among a Party and its Affiliates.  Sales prior to receipt of Regulatory Approval for the Product, including “named patient sales” and “compassionate use sales,” shall not be construed as a First Commercial Sale of the Product.

1.58“Forecast” has the meaning set forth in Section 4.1.3.

1.59“GAAP” means generally accepted accounting principles in the United States, consistently applied.

1.60“Good Faith Efforts Orders” has the meaning set forth in Section 4.1.4.

1.61“IDE” means an application, including an application filed with a Regulatory Authority, for authorization to commence human clinical studies, including (i) an Investigational Device Exemption as defined in the FFDCA or any successor application or procedure filed with the FDA, (ii) an abbreviated IDE as specified in FDA regulations, (iii) any equivalent of a United States IDE in other countries or regulatory jurisdictions, and (iv) all amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

1.62“In-License Agreement” has the meaning set forth in Section 11.2.3.

1.63[**].

1.64“Indemnification Claim Notice” has the meaning set forth in Section 12.3.1.

1.65“Indemnified Party” has the meaning set forth in Section 12.3.1.

1.66“Information” means all technical, scientific, and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols; assays; and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.

1.67“Initial Indication” means [**].

1.68“Initial Term” has the meaning set forth in Section 13.1.

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

1.69“Invalidity Claim” means any claim, suit or proceeding by a Third Party alleging or asserting the invalidity or unenforceability of a Surmodics Product Patent, Surmodics Other Patent, or Joint Patent.

1.70“JDC” has the meaning set forth in Section 6.1.1.

1.71“Joint Know-How” has the meaning set forth in Section 9.1.2.

1.72“Joint Patents” has the meaning set forth in Section 9.1.2.

1.73“Losses” has the meaning set forth in Section 12.1.

1.74“Manufacture” and “Manufacturing” means, with respect to the Product, all activities related to the production, manufacture, processing, finishing, packaging, labeling, shipping, and holding of the Product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, quality assurance, and quality control; provided, however, when used in the context of Abbott’s right or license to Manufacture or a Technology Transfer hereunder, “Manufacture” and “Manufacturing” means the use or practice of the Manufacturing Process.

1.75“Manufacturing Process” has the meaning set forth in Section 4.3.2(i).

1.76“Manufacturing Transfer Event” has the meaning set forth in Section 4.3.1.

1.77“Market Mix Table” has the meaning set forth in Schedule 4.1.2.

1.78“MDR” has the meaning set forth in Section 5.4.

1.79“Medical Devices Directive” means Council Directive 93/42/EEC concerning medical devices, as amended from time to time, or any subsequent or superseding law, statute or regulation, including Regulation (EU) 2017/745 on medical devices.

1.80“Milestone” has the meaning set forth in Section 7.2.

1.81“Milestone Payment” has the meaning set forth in Section 7.2.

1.82“Net Profit Payment” has the meaning set forth in Schedule 7.

1.83“Net Profits” has the meaning set forth in Schedule 7.

1.84“Net Sales” has the meaning set forth in Schedule 7.

1.85“Non-Conforming Product” has the meaning set forth in Section 4.1.10(i).

1.86“Non-Controlling Party” means, with respect to a Prosecution, or an Action with respect to (i) any alleged or threatened infringement of the Surmodics Product

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Patents, the Surmodics Other Patents, the Joint Patents, or the Product Trademarks, or the Existing Serene Trademark, (ii) a Third Party Patent Infringement Claim, (iii) an Invalidity Claim, or (iv) a Third Party Trademark Infringement Claim, the Party not controlling such Prosecution, or Action.

1.87“Non-Sales Revenue” has the meaning set forth in Schedule 7.

1.88“Notified Body” means an entity licensed, authorized or approved by the applicable government agency, department or other authority to assess and certify the conformity of a medical device with the requirements of the Medical Devices Directive.

1.89“Notifying Party” has the meaning set forth in Section 13.2.1.

1.90“Option Exercise Agreement” means, in respect of the AVF Option Product, the AVF Option Product Exercise Agreement, and in respect of the BTK Option Product, the BTK Option Product Exercise Agreement.

1.91“Option Product” means the AVF Option Product or the BTK Option Product, as applicable.

1.92“Other Abbott Trademark” means any Trademark Controlled by Abbott or its Affiliates that is used in the Commercialization of the Product other than any Product Trademark.

1.93“Other SFA Product” has the meaning set forth in Section 8.3.4.

1.94“Other SFA Product Notice” has the meaning set forth in Section 8.3.4.

1.95“Party” and “Parties” have the meaning set forth in the preamble hereto.

1.96“Party Development Activities” means, with respect to a Party, the Development activities conducted by such Party pursuant to this Agreement.

1.97“Patents” means (i) all national, regional and international patents and patent applications, including provisional patent applications; (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (iii) any and all patents that have issued or in the future issue from the foregoing patent applications ((i) and (ii)), including utility models, petty patents and design patents and certificates of invention; and (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((i), (ii), and (iii)).

1.98“Payment” has the meaning set forth in Section 7.7.1.

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

1.99“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.100“PO” has the meaning set forth in Section 4.1.2.

1.101“Post-Approval Study” means, with respect to an indication, any Clinical Study that constitutes a post-marketing requirement of a Regulatory Authority to, or a commitment to a Regulatory Authority that is required to, maintain any Regulatory Approval given by such Regulatory Authority for the Product for such indication.

1.102“Pricing Approvals” means pricing and reimbursement approvals from a Regulatory Authority that are necessary or desirable in order to sell the Product in a country or jurisdiction in the Territory.

1.103“Primary Efficacy Endpoint” has the meaning set forth in Schedule 7.

1.104“Primary Safety Endpoint” has the meaning set forth in Schedule 7.

1.105“Product” means the paclitaxel-coated balloon dilatation catheter in Development as of the Effective Date by Surmodics and its Affiliates as described in IDE G150121 and any improvements, derivatives, and iterations thereof, [**].

1.106“Product Concerns” has the meaning set forth in Section 5.7.

1.107“Product Labeling” means, with respect to a country or other jurisdiction in the Territory, (i) the Regulatory Authority‑approved labeling and instructions for use for the Product for such country or other jurisdiction, and (ii) all labels and other written, printed, or graphic matter upon a container, wrapper, or any package insert utilized with or for the Product in such country or other jurisdiction.

1.108“Product Regulatory Filings” has the meaning set forth in Section 2.2.6.

1.109“Product Trademarks” means any Trademark(s) to be used by Abbott or its Affiliates or its or their respective (sub)distributors, or subcontractors only for the Commercialization of the Product in the Territory, including the Existing SurVeil Trademark and the Existing Serene Trademark, and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any trademarks, service marks, names or logos that include any corporate name or logo of either Party or its respective Affiliates).

1.110“Proposed In-License Agreement” has the meaning set forth in Section 8.7.2.

1.111“Prosecute” means, with respect to a Patent, to prepare, file, prosecute, and maintain the Patent; with respect to a Trademark, to register, prosecute and maintain the Trademark; and “Prosecution” and “Prosecuting” shall have corresponding meanings.

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

1.112“QSR” means: (i) the requirements applicable to manufacturers of finished medical devices (including current Good Manufacturing Practices) pertaining to the methods used in, and the facilities and controls used for, the design, manufacture, packaging, labeling, storage, installation, and servicing of all finished devices intended for human use, as specified in the U.S. Code of Federal Regulations and FDA’s guidance documents, and all successor applicable regulations and guidance documents thereto, (ii) applicable standards under or arising out of the Medical Devices Directive, and (iii) requirements for quality systems contained in applicable international standards for medical devices, including those of the International Organization for Standardization (ISO).

1.113“Quality Agreement” has the meaning set forth in Section 4.1.9.

1.114“Regulatory Approval” means, with respect to a country or other jurisdiction in the Territory, any and all approvals or premarket notifications (including Device Approval Applications), licenses, registrations, certificates, or authorizations of any Regulatory Authority or Notified Body necessary to commercially distribute, sell, or market the Product in such country or other jurisdiction, including, where applicable, pre- and post-approval marketing authorizations, but excluding Pricing Approvals and any approvals of any promotional materials.

1.115“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory authority, agency, department, bureau, commission, council, or other entities (e.g., FDA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including the Exploitation of the Product in the Territory.

1.116“Regulatory Documentation” means all (i) applications (including all IDEs and Device Approval Applications, and amendments or supplements thereto, and other regulatory filings and documents), registrations, licenses, authorizations, notifications, certificates, and approvals (including Regulatory Approvals); (ii) correspondence and reports submitted to or received from Regulatory Authorities and Notified Bodies, (iii) minutes and contact reports relating to any communications with any Regulatory Authority or Notified Body, (iv) device history files, (v) advertising and promotion documents, (vi) MDR files and associated complaint files; and (vii) Clinical Data and data contained or relied upon in any of the foregoing, in each case ((i) through (vii)) relating to the Product.

1.117“Secondary Party” means, where a Party is identified as having the first right to take or control an action, the other Party.

1.118“Senior Officer” means, with respect to Surmodics, its President, and with respect to Abbott, its President of Abbott Vascular.

1.119“SG&A Adjustment” has the meaning set forth in Schedule 7.

1.120“Specifications” has the meaning set forth in Section 4.1.7(i).

1.121“Supplied Materials” has the meaning set forth in Section 4.3.2(i).

1.122“Supply Disruption” has the meaning set forth in Schedule 1.122.

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

1.123“Surmodics Know-How” means [**].

1.124“Surmodics Other Patents” means, other than any Joint Patents, [**].

1.125“Surmodics Product Patents” means [**].

1.126“Suspension Period” has the meaning set forth in Section 13.3.1(i).

1.127“Suspension Period Commencement Date” has the meaning set forth in Section 13.3.1(i).

1.128“Target Order Lot” has the meaning set forth in Schedule 4.1.2.

1.129“Technology Transfer” means [**].

1.130“Technology Transfer Event” has the meaning set forth in Section 4.3.2(i).

1.131“Term” has the meaning set forth in Section 13.1.

1.132“Territory” means the entire world.

1.133“Third Party” means any Person other than the Parties, their successors, and their respective Affiliates.

1.134“Third Party Claim” has the meaning set forth in Section 12.1.

1.135“Third Party Infringement Claim” means any claim, suit or proceeding by a Third Party alleging infringement by the Exploitation of the Product by the Parties, their Affiliates or their respective (sub)licensees, (sub)distributors, subcontractors, or customers of any intellectual property right owned by a Third Party, including any defense or counterclaim in connection with an Action initiated pursuant to Section 9.3.

1.136“Third Party Infringement Claim Losses” has the meaning set forth in Section 9.9.

1.137“Third Party Patent Infringement Claim” means any claim, suit or proceeding by a Third Party alleging infringement by the Exploitation of the Product by the Parties, their Affiliates or their respective (sub)licensees, (sub)distributors, subcontractors or customers of a Patent.

1.138“Third Party Right” means an intellectual property right of a Third Party (including a Patent or trade secret) that is infringed or misappropriated, or is reasonably expected to be infringed or misappropriated, by the Exploitation of the Product by Abbott or any of its Affiliates or any of its or their (sub)licensees, (sub)distributors, subcontractors, or customers.

1.139“Third Party Trademark Infringement Claim” means any claim, suit or proceeding by a Third Party alleging that the use of a Product Trademark in connection with the

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Product infringes, dilutes, misappropriates or violates any Trademark or other similar right (excluding Patents) of such Third Party.

1.140“Trademark Infringement” means any alleged or threatened infringement, dilution, misappropriation or other violation of, or unfair trade practices or any other like offense by a Third Party relating to the Product Trademarks, except the Existing Serene Trademark.

1.141“Trademarks” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration rights, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source, origin or quality, whether or not registered, and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

1.142“TRANSCEND Clinical Study” means that certain Clinical Study of the Product allowed under IDE G150121 under protocol SUR17-001, as such Clinical Study may be modified from time to time.

1.143“Transfer Price” has the meaning set forth in Schedule 7.

1.144“United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

1.145“U.S. Launch Quantity” has the meaning set forth in Section 4.1.3.

1.146“VAT” has the meaning set forth in Section 7.7.2.

1.147“Working Group” has the meaning set forth in Section 6.2.6.

Article 2
DEVELOPMENT AND REGULATORY ACTIVITIES

2.1Development.

2.1.1Surmodics Development Activities.

(i)As between the Parties, excluding only the Clinical Development that Abbott has the right to conduct pursuant to Section 2.1.2, Surmodics shall be solely responsible for undertaking, and shall use Commercially Reasonable Efforts to complete, all Development in respect of the Product, including (a) the TRANSCEND Clinical Study and corresponding Post-Approval Studies and (b) all other Development, including using Commercially Reasonable Efforts to undertake and complete sufficient Development, to support obtaining and maintaining Regulatory Approvals for the United States and the European Union for use of the Product in the Initial Indication and, in the event that Regulatory Approvals for the United States or the European Union, as applicable, for use of the Product in the [**] can be reasonably obtained through required Post-Approval Studies for the Product in the Initial

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Indication, in the [**], provided that Surmodics’ obligation with respect to the [**] is conditioned on Abbott’s prior agreement in writing to be responsible for any incremental cost related to including Clinical Studies for the [**] in such Post-Approval Studies, and provided further that all Development of the Product by Surmodics shall be conducted under the direction and supervision of the JDC.

(ii)Schedule 2.1.1(ii) sets forth the list of Surmodics’ current (sub)contractors.  Such (sub)contractors are deemed “Approved Subcontractors.”  Prior to the use of any (sub)contractor other than an Approved Subcontractor, or the expansion of the use of any Approved Subcontractors to new activities hereunder, Surmodics shall propose such (sub)contractor or expansion to the JDC and Surmodics shall take into good faith consideration any comments that Abbott may have regarding such proposal and shall ensure that any corresponding required regulatory filings are made.

(iii)Other than as expressly set out in this Agreement, Surmodics shall be solely responsible for its own costs and expenses in carrying out its Party Development Activities.

(iv)Abbott shall, giving due regard to Abbott’s anticipated expenses and the expected benefits to the Parties, reasonably cooperate with any reasonable requests for assistance from Surmodics with respect to any Development conducted by or on behalf of Surmodics hereunder.

2.1.2Abbott Development Activities.

(i)Subject to the terms and conditions of this Agreement, Abbott shall have the sole right to conduct (a) all Clinical Development as required to obtain or maintain Regulatory Approvals for the Product outside of the United States and the European Union, (b) all Post-Approval Studies related to the Product, other than those certain Post-Approval Studies for which Surmodics is responsible pursuant to Section 2.1.1(i), and (c) all Clinical Development as required to obtain or maintain Regulatory Approvals in the Territory for use of the Product in all indications other than the Initial Indication.  For any Clinical Studies conducted by Abbott under this Agreement, Surmodics shall serve as the “sponsor” of the applicable Clinical Study unless otherwise agreed by Abbott in writing.

(ii)Other than as expressly set out in this Agreement, Abbott shall be solely responsible for its own costs and expenses in carrying out its Party Development Activities.

(iii)Surmodics shall, giving due regard to Surmodics’ anticipated expenses and the expected benefits to the Parties, reasonably cooperate with any reasonable requests for assistance from Abbott with respect to any Development conducted by or on behalf of Abbott hereunder.

2.2Regulatory Activities.

2.2.1All IDEs and Regulatory Approvals shall be held in the name of Surmodics, except in cases in which (i) Surmodics is not permitted by Applicable Law to hold an

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

IDE or a Regulatory Approval in a given country, (ii) Surmodics does not meet the requirements of Applicable Law in a given country to hold an IDE or a Regulatory Approval, or (iii) Abbott has the right to obtain and maintain a Regulatory Approval pursuant to Section 2.2.4, in which case ((i), (ii), or (iii)) Abbott may elect for Abbott or its Affiliate or a Third Party mutually agreed by the Parties in writing (with each Party’s agreement not to be unreasonably withheld, conditioned, or delayed) to own or hold such IDEs or Regulatory Approvals, as applicable.

2.2.2Regardless of whether or not Surmodics holds an IDE or Regulatory Approval in a given country or jurisdiction, Surmodics shall be responsible for preparing and submitting all IDEs and Device Approval Applications, supplements thereto, and any other submissions necessary to obtain and maintain any IDE or Regulatory Approval, including preparing any supplements or other filings to support new indications and for conducting all communications with Regulatory Authorities with regard to the Product, including responses to additional information letters or deficiency letters, except (i) those communications relating to Pricing Approvals or relating to the approval of promotional materials for use with the Product and (ii) communications relating to Commercialization or Manufacturing activities of Abbott or its Affiliates or their respective (sub)licensees or (sub)distributors.  Without limiting Surmodics’ obligations under this Section 2.2.2, if Abbott has the right to obtain and maintain a Regulatory Approval pursuant to Section 2.2.4, Abbott shall have the right, but not the obligation, to prepare and submit all IDEs and Device Approval Applications, supplements thereto, and any other submissions necessary to obtain and maintain such Regulatory Approval, including preparing any supplements or other filings to support new indications and for conducting all communications with Regulatory Authorities with regard to the Product with respect to such Regulatory Approval, including responses to additional information letters or deficiency letters.

2.2.3The Parties will confer and cooperate with one another through the JDC with respect to all dealings with Regulatory Authorities and with all aspects of Regulatory Approval for the Product.

2.2.4Surmodics shall obtain and maintain Regulatory Approvals for the Product in the United States and the European Union and shall, upon Abbott's request in respect of a country in the Territory outside of the United States and the European Union, and subject to Abbott’s satisfaction of its obligations, if any, under Section 2.1.2 with respect to such country, use Commercially Reasonable Efforts to obtain and maintain Regulatory Approvals for the Product in such country.  Abbott shall support Surmodics, on Surmodics’ request and as may be reasonably necessary, in obtaining and maintaining Regulatory Approvals for the Product.  The Parties shall mutually agree on a commercially reasonable timeframe to obtain any Regulatory Approval for the Product in any country in the Territory for which Abbott has requested Surmodics obtain and maintain Regulatory Approvals pursuant to this Section 2.2.4.   If Surmodics fails to obtain any such Regulatory Approval for the Product within the mutually agreed timeframe, is not reasonably expected to be able to obtain any such Regulatory Approval for the Product within the mutually agreed timeframe, or fails to maintain any such Regulatory Approval for the Product, Abbott shall have the right, but not the obligation, to obtain and maintain such Regulatory Approvals for the Product in the applicable country, and Surmodics shall provide such support and assistance as Abbott may reasonably request (including by

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

providing information or granting rights of reference to Abbott or its Affiliates) in connection with obtaining and maintaining such Regulatory Approvals.

2.2.5If a Party is the sponsor of a Clinical Study conducted as part of its Party Development Activities, such Party (or its designee) shall have the right and responsibility to fulfil the obligations of a sponsor as specified in 21 C.F.R. Part 812, Subpart C, and the equivalent obligations in other countries or regulatory jurisdictions, including any reports, filings, or communications with Regulatory Authorities that may be required to fulfil such obligations, and the other Party shall support the sponsoring Party, as may be reasonably necessary, in respect of such obligations.

2.2.6Surmodics shall provide Abbott with an opportunity to review and comment on all Regulatory Authority meeting requests and on all submissions, filings, and proposed communications to Regulatory Authorities, in each case relating to the Product in the Territory (collectively, “Product Regulatory Filings”).  Surmodics shall provide access to interim drafts of such Product Regulatory Filings to Abbott via the access methods (such as secure databases) established by the JDC, and Abbott shall provide its comments on such Product Regulatory Filings or on proposed material actions within [**], or such other longer period of time mutually agreed to by the Parties.  In the event that a Regulatory Authority establishes a response deadline for any such Product Regulatory Filing or material action shorter than such period, the Parties shall work cooperatively to ensure the other Party has a reasonable opportunity for review and comment within such deadlines.  Surmodics shall reasonably consider Abbott’s comments, requests and suggestions.

2.2.7Subject to Section 2.2.8, Surmodics shall provide Abbott with (i) access to or copies of all written or electronic correspondence (other than Product Regulatory Filings) relating to the Development or Commercialization of the Product received after the Effective Date by Surmodics or its designee from, or forwarded by Surmodics or its designee to, the Regulatory Authorities in the Territory, and (ii) copies of all meeting minutes and summaries of all meetings, conferences, teleconferences, and discussions held by Surmodics or its designee after the Effective Date with the Regulatory Authorities in the Territory, including copies of all contact reports produced by Surmodics or its designee, in each case ((i) and (ii)) within [**] of its receipt, forwarding or production of the foregoing, as applicable.

2.2.8Each Party shall provide the other Party with prior written notice, to the extent such Party has advance knowledge, of any scheduled meeting, conference, or discussion (including any advisory committee meeting) with a Regulatory Authority in the Territory relating to the Product, within [**] after such Party or its designee first receives notice of the scheduling of such meeting, conference, or discussion (or within such shorter period as may be necessary in order to give the other Party a reasonable opportunity to attend as an observer (but not participate in) such meeting, conference, or discussion).  The other Party shall have the right to have two (2) of its representatives attend as an observer (but not participate in) all such meetings, conferences, and discussions.

2.3Regulatory Data.  From time to time within a reasonable time following a request from the other Party, each Party shall promptly provide to such other Party copies of or access to all non-clinical data and Clinical Data generated hereunder, and in the case of

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Surmodics, any other Information, results, and analyses that is Surmodics Know-How, with respect to the Product and that such Party requires to perform its obligations hereunder.  Without limiting the foregoing, Surmodics shall, within [**] after the Effective Date, provide to Abbott, in such form and format as Abbott may reasonably request, copies of all Regulatory Documentation existing as of the Effective Date that relates to the Product.

Article 3
DISTRIBUTION RIGHTS AND OTHER COMMERCIALIZATION MATTERS

3.1Appointment of Abbott as Exclusive Distributor.  Subject to the terms and conditions of this Agreement, Surmodics hereby appoints Abbott as Surmodics’ exclusive distributor of the Product in the Territory during the Term, and Abbott hereby accepts such appointment.  Subject to the terms and conditions of this Agreement, Abbott (itself or through its Affiliates or Distributors) shall have the sole right to Commercialize the Product in the Territory, and Surmodics shall have no right to Commercialize, directly or indirectly, the Product anywhere in the Territory.

3.2(Sub)distributorships.  Abbott shall have the right, in its sole discretion, to appoint its Affiliates, and Abbott and its Affiliates shall have the right, in their sole discretion, to appoint any other Distributors, in the Territory or in any country or other jurisdiction of the Territory, to distribute, market, and sell the Product.

3.3Commercialization Diligence.

3.3.1United States.  Abbott shall [**].

3.3.2European Union.  Abbott shall [**].

3.3.3Commercial Launch Plans.  At least [**] prior to the anticipated date of Regulatory Approval of the Product in each of the United States and the European Union, the Parties shall meet to review and discuss Abbott’s commercial launch plan for such region.

3.3.4Annual Marketing Plans.  For any calendar year in which Abbott plans to Commercialize the Product, Abbott shall draft and provide to Surmodics an annual marketing plan for the promotion, marketing, and sale of the Product for such calendar year through its customary planning process, and the Parties shall meet to review and discuss such annual marketing plan.

3.4Booking of Sales; Distribution.  Subject to the terms and conditions of this Agreement, Abbott shall have the sole right to invoice and book sales, establish all terms of sale (including pricing and discounts) and warehousing, distribute the Product in the Territory, and perform or cause to be performed all related services.  Without limiting the foregoing, Abbott shall handle all returns, recalls, corrections, removals, order processing, invoicing, collection, distribution, and inventory management with respect to the Product in the Territory.

3.5Pricing Approvals and Approvals of Promotional Materials.  As between the Parties, in the United States and the Core European Countries, Abbott shall use Commercially Reasonable Efforts to make submissions for Pricing Approvals and for any

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

approvals sought from a Regulatory Authority with regard to promotional materials in respect of the Product as reasonably necessary to Commercialize the Product.  Surmodics shall, and shall cause its Affiliates to, cooperate with and provide support to Abbott and its Affiliates as reasonably requested by Abbott in respect of the preparation and submission of any Regulatory Documentation that is reasonably required in connection with such submissions for Pricing Approvals, including by drafting such dossiers as Abbott may request.

3.6Product Trademarks.

3.6.1Preparation of Marketing Materials and Determination of Product Trademarks.  Subject to the terms and conditions of the remainder of this Section 3.6, as between the Parties, Abbott shall be solely responsible for preparing all advertising, promotional sales, social media and other related literature and materials (“Marketing Materials”) to promote or market the Product.  Abbott shall ensure that all Marketing Materials comply with all Applicable Law in the applicable countries in the Territory.  Abbott shall have the sole right to determine the Product Trademarks and Other Abbott Trademarks to be used with respect to the Exploitation of the Product on a worldwide basis; provided, however, that

(i)Abbott shall use the Existing SurVeil Trademark and the Existing Serene Trademark on all Product Labeling in the United States and the European Union, with such usage of the Existing SurVeil Trademark occurring in the tradename of the Product,

(ii)for any country outside the United States and the European Union, (1) if the Existing SurVeil Trademark or the Existing Serene Trademark is registered by Surmodics in such country, Abbott shall use the Existing SurVeil Trademark or the Existing Serene Trademark, as applicable, on all Product Labeling in such country, with any such usage of the Existing SurVeil Trademark occurring in the tradename of the Product, or (2) if the Existing SurVeil Trademark or the Existing Serene Trademark is not registered by Surmodics in such country, Abbott shall decide in its reasonable discretion (with such decision for China or Japan subject to Surmodics’ consent (not to be unreasonably withheld, conditioned, or delayed)) whether to use the Existing SurVeil Trademark or the Existing Serene Trademark, as applicable, on Product Labeling in such country, with any such usage on the Product Labeling of the Existing SurVeil Trademark occurring in the tradename of the Product,

(iii)Abbott shall identify Surmodics as the manufacturer on all Product Labeling (to the extent Surmodics is the manufacturer thereof),

(iv)Abbott may use the Existing SurVeil Trademark and the Existing Serene Trademark on Marketing Materials for the Product and may identify Surmodics as the manufacturer thereon (to the extent Surmodics is the manufacturer thereof), and

(v)Abbott may use Abbott trade dress and logos and Other Abbott Trademarks on the Marketing Materials for the Product as deemed appropriate in Abbott’s sole discretion.

3.6.2Replacement Trademark.  Notwithstanding anything to the contrary in Section 3.6.1, in the event that the Existing SurVeil Trademark is not reasonably likely to be registered in the United States and each country in the European Union on or before

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

the first receipt of Regulatory Approval in the United States or the European Union, Abbott may select a replacement Trademark, provided that such replacement Trademark is reasonably acceptable to Surmodics. Such replacement Trademark shall be owned by Surmodics, and, from and after acceptance by Surmodics, shall be deemed to be the Existing SurVeil Trademark for all purposes under this Agreement.

3.6.3Surmodics Covenants.  Surmodics shall not, and shall not permit its Affiliates to, (i) use any Product Trademark or Other Abbott Trademark, other than the Existing Serene Trademark, for the purpose of commercializing any product (other than the Product sold to Abbott or its Affiliates), (ii) use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Product Trademarks or Other Abbott Trademarks, other than the Existing Serene Trademark, (iii) commit any act which endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to the Product Trademarks or Other Abbott Trademarks, other than the Existing Serene Trademark, or (iv) attack, dispute, or contest the validity of or ownership of any Product Trademark or Other Abbott Trademark, other than the Existing Serene Trademark, anywhere in the Territory.

3.6.4Abbott Covenants.  Abbott shall not, and shall not permit its Affiliates to, (i) use the Existing SurVeil Trademark or the Existing Serene Trademark for the purpose of commercializing any product (other than the Product sold to Abbott or its Affiliates or pursuant to a separate agreement with Surmodics or one of its Affiliates), (ii) use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Existing SurVeil Trademark or the Existing Serene Trademark, (iii) commit any act which endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to the Existing SurVeil Trademark or the Existing Serene Trademark, or (iv) attack, dispute, or contest the validity of or ownership of the Existing SurVeil Trademark or the Existing Serene Trademark, anywhere in the Territory.

Article 4
MANUFACTURING AND SUPPLY

4.1Supply.

4.1.1Obligation to Supply.  During the Term and subject to the terms and conditions of this Agreement, Surmodics shall Manufacture and supply the Product to Abbott or its Affiliates at the Transfer Price in effect at the time the applicable PO is placed as set forth herein.

4.1.2POs and Delivery. Abbott may, from time to time, order a quantity of the Product from Surmodics by submitting a purchase order (“PO”) to Surmodics, subject to the requirements set forth in Schedule 4.1.2.  For any PO accepted by Surmodics pursuant to Section 4.1.4, Surmodics shall deliver the Product to Abbott on the delivery date(s) specified in such PO.  Surmodics shall have the right to vary the quantity of Product shipped pursuant to a PO to the extent reasonably necessary to avoid dividing production lots, provided, however, that any such variance shall not exceed [**] of the quantities specified in the PO.  The Product shall be delivered [**] (Incoterms 2010) origin, provided that Surmodics shall, in

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

accordance with Abbott’s instructions and as agent for Abbott, (a) at Abbott’s expense, use Commercially Reasonable Efforts to obtain any export license or other official authorization necessary to export the Products, and (b) act as the exporter of record or principal party in interest for customs and export reporting and compliance purposes, but with Abbott to reimburse Surmodics for the amount of any customs duties or other similar payments that may be made by Surmodics pursuant to Applicable Law in connection with the export of the Product. Surmodics shall also cooperate and provide assistance to Abbott or Abbott’s designee for purposes of obtaining any license or approval required for the import of Product into a country in the Territory, including upon Abbott’s request and at Abbott’s expense obtaining any necessary certificates of free sale for medical devices from the applicable Regulatory Authority. Surmodics shall, with all shipments of the Product, provide to Abbott or its designee an invoice with respect thereto along with a certificate of conformance (the form of which shall be mutually agreed upon by the Parties) verifying compliance with the Specifications and the QSRs.  Subject to Section 4.1.10, Abbott shall pay all undisputed amounts on each invoice within [**] of receipt thereof.  In the event of a conflict between the terms and conditions of any PO and this Agreement, the terms and conditions of this Agreement shall prevail.

4.1.3Forecasts.  Within [**], Abbott shall provide Surmodics with a good faith estimate of [**] order volume to support the commercial launch of the Product in the European Union, and thereafter shall update such good faith estimate from time to time until Abbott provides the first Forecast.  Within [**], Abbott shall provide Surmodics with a good faith estimate of [**] order volume to support the commercial launch of the Product in the United States, and thereafter shall update such good faith estimate from time to time until Abbott provides the first Forecast that contains any of the U.S. Launch Quantity (defined below).  Commencing [**] in advance of the first day of the calendar month in which the commercial launch of the Product in any country in the Territory is expected to occur (such date that is [**] in advance, the “Commercial Forecast Commencement Date”), and prior to the first day of each calendar month thereafter during the Term, Abbott shall provide Surmodics a rolling [**] forecast of anticipated purchases of the Product (the “Forecast”).  [**].  The initial Forecast shall be accompanied by a PO for the first [**] thereof.  Each subsequent Forecast shall be accompanied by a PO for the [**] of each such Forecast.  Any specification of the mix of SKUs that may be reflected in the [**] of any Forecast shall be non-binding and shall not restrict the mix of SKUs in any month of any subsequent Forecast.  Once a PO is placed, there shall be no further changes in the mix of SKUs for such PO without the prior express written consent of Surmodics. [**] Abbott shall reasonably identify in its Forecast the specific quantities in the specific months in such Forecast that are intended for the commercial launch of the Product in the European Union or the United States, as applicable (such identified commercial launch quantities, the “EU Launch Quantity” or the “U.S. Launch Quantity”, as applicable).

4.1.4Order Acceptance.  Subject to the terms and conditions of this Agreement, Surmodics shall be required to accept within [**] any PO consistent with the terms and conditions of this Agreement placed by Abbott so long as, if an applicable Forecast exists, the quantity of Product ordered on such PO for delivery in any month, together with the quantity of all other Product ordered by Abbott for delivery in such month, does not exceed [**] of the quantity of the Product indicated in any binding portion of any Forecast in respect of such month.  Abbott may place a PO for additional quantities of Product above such [**] threshold, provided that Abbott shall identify such additional quantities as “Good Faith Efforts Orders”

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(such identified additional quantities, the “Good Faith Efforts Orders”) and Surmodics shall use good faith efforts to fill such Good Faith Efforts Orders.  If Surmodics fails to provide acceptance of a PO to Abbott within such [**] period, Surmodics will be deemed to have accepted such PO.

4.1.5Shortages.  In the event of any shortage experienced by Surmodics or its Affiliates with respect to any inputs or capacity that may reasonably be expected to affect Surmodics’ ability to satisfy its Manufacturing and supply obligations hereunder, Surmodics shall allocate its available inputs and capacity to the Manufacture of the Product to ensure that Abbott actually receives at least as high of a percentage of the Product ordered by Abbott pursuant to Section 4.1.2 and accepted by Surmodics in accordance with Section 4.1.4 as [**]. Surmodics shall notify Abbott as soon as it becomes aware of circumstances that could reasonably be expected to result in any such shortage. The obligations of this Section 4.1.5 shall not apply after Surmodics’ receipt of any notice of termination for convenience from Abbott pursuant to Section 13.3.2.

4.1.6Approved Supplier.  The Parties acknowledge that Surmodics is already, as of the Effective Date, an Abbott approved supplier.  Surmodics shall use reasonable efforts to maintain its status as an Abbott approved supplier and to maintain the approved status of Surmodics’ applicable manufacturing facility(ies), provided that Abbott’s requirements for Surmodics to maintain its approved supplier status are generally consistent with Abbott’s corresponding requirements for suppliers of other products to Abbott.  Surmodics acknowledges that execution of a mutually agreed upon Quality Agreement in respect of this Agreement is a requirement to maintain its status as an Abbott approved supplier.

4.1.7Changes to Specifications and Manufacturing.

(i)Changes to Specifications.  The initial specifications for the Product are set forth on Schedule 4.1.7(i) hereto (the “Specifications”).  Specifications may only be amended by written agreement of the Parties on a timetable mutually agreed by the Parties; provided, however, that Surmodics shall not withhold its consent to making any change required or requested by a Regulatory Authority or reasonably required by Applicable Law.

(ii)Changes to Manufacturing.  Surmodics shall notify Abbott in writing at least [**] prior to (A) making any proposed change or relocation of the manufacturing site for the Product or (B) engaging or substituting any Third Party to perform any of Surmodics’ obligations hereunder.  Relocation of the manufacturing site or engagement or substitution of a Third Party to perform any of Surmodics’ obligations hereunder shall require the prior written consent of Abbott.  Upon receipt by Abbott of any such request for consent, Abbott shall respond in writing within [**] following its receipt of notice from Surmodics.  Any new facility or Third Party to be utilized by Surmodics shall be subject to a new and separate audit by Abbott quality assurance personnel in accordance with Section 4.1.8, and Surmodics shall use Commercially Reasonable Efforts to have the new manufacturing site or Third Party become acceptable to Abbott quality policies within [**] of relocating Product Manufacture or engaging such Third Party.  Except as otherwise provided herein, no relocation or engagement or substitution of a Third Party to perform any of Surmodics’ obligations hereunder shall relieve

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Surmodics of its obligations to timely deliver the Product in accordance with the Specifications hereunder.

4.1.8Quality Assurance Inspections. Surmodics shall, from time to time during the Term and upon reasonable advance written notice from Abbott, no more than [**] (plus such additional inspections as are reasonably advisable, in Abbott’s reasonable discretion, due to a Complaint of a serious nature whereby information received by Abbott reasonably suggests that the Product may not meet its specifications for safety or quality), allow representatives of Abbott to tour and inspect during regular business hours the non-confidential and non-proprietary portions of all facilities utilized by Surmodics in Development, Manufacturing, testing, quality control, packaging and shipping of the Product sold to Abbott under this Agreement for the purposes of verifying Surmodics’ compliance with all Applicable Laws; provided that such representatives enter into Surmodics’ standard nondisclosure agreement prior to entering such facilities.  Abbott shall provide reasonable notice of such inspection or audit and shall not unreasonably interfere with Surmodics’ operations under the circumstances.  During such visits, Surmodics shall provide reasonable access to its manufacturing quality control documentation and shall reasonably cooperate with such representatives.  Abbott shall cause all such representatives to comply with Surmodics’ policies regarding visitors to such facilities, and Abbott shall be responsible for any noncompliance therewith.  Surmodics shall use reasonable efforts to cure any deficiencies in Surmodics’ compliance with Applicable Law identified by Abbott as a result of such inspections and audits.

4.1.9Quality Agreement. The Parties shall each use reasonable efforts to complete and mutually agree upon a quality agreement that describes the relationship of the Parties hereunder and the responsibilities of each Party regarding quality systems practices and activities concerning the Product (the “Quality Agreement”), within [**] of the execution of this Agreement by both Parties.  The Quality Agreement will be reviewed, revised and approved by senior quality assurance representatives from both Parties on a periodic basis, as required.  Without limiting the foregoing, the Quality Agreement shall be amended (or a separate agreement entered into) in connection with each Option Exercise Agreement.  In the event of a conflict between the terms and conditions of this Agreement and the Quality Agreement, the terms and conditions of this Agreement shall control.

4.1.10Non-Conforming Product.

(i)In General. Within [**] of Surmodics’ delivery of a quantity of the Product, Abbott may inspect and reject any such quantities of the Product supplied hereunder which do not conform to the applicable Specifications or Surmodics’ warranty for the Product set forth in Section 11.2.13 at the time of delivery (a “Non-Conforming Product”); provided that such Non-Conforming Product has not become non-conforming due to any action or omission by Abbott.

(ii)Return and Replacement. Abbott shall return any Non-Conforming Product quantities to Surmodics at Surmodics’ expense, and Surmodics shall, at Abbott’s option, promptly either (A) reimburse Abbott for the Transfer Price paid by Abbott with respect to such Non-Conforming Product or (B) supply Abbott with a conforming quantity of the Product at Surmodics’ expense. In the event of a dispute with respect to whether the

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Product is in fact non-conforming, and should the Parties fail to otherwise resolve the dispute, the Parties shall submit the Product to a mutually acceptable independent Third Party for evaluation. The determination of the Product’s conformance or non-conformance to the Specifications by such independent Third Party shall be binding upon the Parties. Should the independent Third Party determine that the Product is conforming, Abbott shall pay all independent Third Party and shipping costs incurred by Surmodics, and should such independent Third Party confirm that the Product is Non-Conforming Product, Surmodics shall pay all independent Third Party costs. Any such Third Parties shall be required to enter into a confidentiality agreement with Surmodics and Abbott with terms no less restrictive than those provided herein for Confidential Information.

4.2Supply Assurance.  As soon as reasonably practical after Regulatory Approval of the Product, Surmodics shall secure and maintain a secondary source of supply of the Product with sufficient capacity within a reasonable timeframe to meet Abbott’s reasonably projected commercial demand for the Product, at Surmodics’ sole expense, which may be at another Surmodics facility.

4.3Right to Manufacture; Manufacturing Technology Transfer.

4.3.1Right to Manufacture.  Notwithstanding anything to the contrary in this Agreement, from and after the occurrence of any [**] (each, a “Manufacturing Transfer Event”), Abbott shall have the right to Manufacture (or have Manufactured by its designee (which designee may only be an Affiliate or, solely with respect to the services listed on Schedule 2.1.1(ii), a Third Party service provider)) the Product to be used for Development or Commercialization pursuant to this Agreement (and may use and sell any saleable validation or qualification lots or batches Manufactured as part of any Technology Transfer); provided that Abbott shall not directly or indirectly Manufacture (or have Manufactured) unless and until the occurrence of a Manufacturing Transfer Event.

4.3.2Manufacturing Technology Transfer.

(i)Notwithstanding anything to the contrary in this Agreement, from and after the earlier of [**] the occurrence of a Manufacturing Transfer Event (each, a “Technology Transfer Event”), Abbott shall be entitled to request and receive from Surmodics a Technology Transfer, Surmodics shall use Commercially Reasonable Efforts to effect, and to work with Abbott and its Affiliates to effect, such Technology Transfer, and Surmodics shall use Commercially Reasonable Efforts [**] under Applicable Law and in accordance with the timeline set forth in the implementation plan agreed by the Parties pursuant to Section 4.3.2(iv).  Surmodics shall also provide any inputs or components that are needed to conduct the Technology Transfer.  In furtherance thereof, within [**] following Abbott’s request for a Technology Transfer, the Parties shall enter into a commercially reasonable supply agreement for the supply [**], and such raw materials, coating reagents, and components as are reasonably requested by Abbott and are reasonably necessary in order for Abbott to Manufacture the Product (the “Supplied Materials”), [**].  As part of the Technology Transfer, Surmodics shall transfer to Abbott or its Affiliate the applicable Surmodics Know-How regarding [**], and the assembly of the raw materials, components and coatings comprising the Product into the Product, all as described in the Technology Transfer and any other Surmodics Know-How that is

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

reasonably necessary to Manufacture the Product (except for any Surmodics Know-How for the manufacture of Supplied Materials, to the extent such Supplied Materials are actually supplied by Surmodics to Abbott pursuant to a supply agreement entered into pursuant to this Section 4.3.2(i)) (the “Manufacturing Process”), and shall provide such support as reasonably necessary to Abbott or its Affiliate, as applicable, to use and practice the Manufacturing Process for the Product, including by [**]. Abbott shall have the right to continue to order Product from Surmodics hereunder after any such Technology Transfer.

(ii)Without limiting the foregoing, following any transaction described in Section 4.3.1(ii) or Section 4.3.1(iii), Abbott shall have the right to submit binding POs including quantities of Product that exceed the quantities that Surmodics is required to accept pursuant to Section 4.1.4, and Surmodics shall use Commercially Reasonable Efforts to fulfill such POs, provided that Surmodics’ failure to fulfill any quantities of Product ordered pursuant to such POs that exceed the quantities that Surmodics is required to accept pursuant to Section 4.1.4 shall be disregarded for purposes of determining whether there has been a Supply Disruption hereunder, and provided further that Surmodics shall not, in respect of its obligation to use Commercially Reasonable Efforts to fulfill such POs, be required to use any efforts that Surmodics reasonably expects would increase its overall average Manufacturing cost per unit of Product in order to fulfill any quantities of Product ordered pursuant to such POs that exceed the quantities that Surmodics is required to accept pursuant to Section 4.1.4.

(iii)Without limiting the foregoing, following a Technology Transfer Event, Abbott shall have the right to, at any time, by giving written notice to Surmodics, request that Surmodics procure, and Surmodics shall use Commercially Reasonable Efforts to procure, at Abbott’s cost and expense (including [**], at which time, following request by Abbott, Surmodics shall promptly [**].  Upon expiration or termination of this Agreement, Surmodics shall [**].

(iv)Within [**] following the Effective Date, Surmodics shall develop and provide to Abbott a high level plan describing the steps to be carried out in connection with a Technology Transfer.  The Parties shall then cooperate to complete, within [**] of the Effective Date, the preparation of a reasonable implementation plan for a Technology Transfer, with such plan to include (a) specific timelines and milestones that are consistent with completion of the Technology Transfer within [**] (exclusive of any [**]) of Abbott’s request, if any, for a Technology Transfer pursuant to this Section 4.3.2, and (b) a list of [**], including a description of [**].  The Parties shall memorialize such implementation plan in a writing that is acknowledged by each Party.

Article 5
COMPLIANCE AND RELATED MATTERS

5.1Compliance.  Each Party shall perform, or cause to be performed, any and all of the activities to be performed by such Party hereunder in good scientific manner and in compliance with all Applicable Law.

5.2Records.  Surmodics shall, and shall require that its Affiliates and its or their applicable subcontractors, maintain records in sufficient detail and in good scientific

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

manner appropriate for patent and regulatory purposes, and in compliance with Applicable Law (including 21 C.F.R. Part 820), which shall be complete and accurate and shall properly reflect all work done and results achieved in the performance of Surmodics’ Development and Manufacturing activities hereunder.  Without limiting the foregoing, such records shall include batch records, validation data, and quality control data in respect of the Manufacture of the Product.  Such records shall be retained by Surmodics for at least [**] after the expiration or termination of this Agreement, or for such longer period as may be required by Applicable Law.  Upon request, Surmodics shall provide copies of such records to Abbott.  Abbott shall also have the right, during normal business hours and upon reasonable notice, to inspect and copy such records.  Abbott shall maintain such records and the information disclosed therein in confidence in accordance with Article 10.

5.3Authorized Representative.  As and to the extent necessary in order to comply with Applicable Law in connection with Surmodics’ Development and Manufacturing activities hereunder, Surmodics shall appoint an authorized representative in the EEA, provided that, unless otherwise agreed in writing by the Parties through a separate agreement, Surmodics shall not, and shall require that its Affiliates shall not, appoint Abbott or any of its Affiliates as Surmodics’ or its Affiliates’ authorized representative in the EEA in connection with any of Surmodics’ Development or Manufacturing activities hereunder.

5.4Safety Data. Each Party shall provide the other Party with all information that is Controlled by such Party and that is necessary to allow the other Party to comply with its safety-related reporting rights and responsibilities in the Territory, including, as applicable, any device-related problems or adverse events from pre-clinical or clinical laboratory, animal toxicology and pharmacology studies, Clinical Studies (including evaluations of unanticipated adverse device effects, as defined in 21 C.F.R. § 812.150), and commercial experiences with the Product (including medical device report (“MDR”) reportable events, as defined in 21 C.F.R. § 803.3), in each case in the form reasonably requested by such other Party.

5.5Complaints.  If Abbott receives a Complaint regarding the Product, Abbott shall forward the Complaint information to Surmodics promptly, but in any event no more than [**] from receipt of such Complaint by Abbott. In the event a Complaint is reported directly to Surmodics, Surmodics shall forward the Complaint via email to the Abbott contact at [**] within [**] solely for Abbott’s internal quality control tracking purposes. Abbott shall cooperate with Surmodics as reasonably necessary to collect customer information regarding Complaints regarding the Product in order to satisfy Regulatory Authority inquiries. Surmodics shall have the right to make the final determination of whether any Complaint represents an event that must be reported to FDA as an MDR, and shall have the sole right and responsibility to make any such MDR report to FDA and to make any equivalent reports to other Regulatory Authorities.  Without limiting the foregoing, Abbott shall be responsible for carrying out in its reasonable discretion all customer support and resolution of Complaints; provided that Surmodics shall provide reasonable assistance in connection therewith upon Abbott’s reasonable request.

5.6Notification Regarding Regulatory Inquiries and Potential Adverse Events.  Each Party shall promptly inform the other Party of any formal or informal inquiry by any Regulatory Authority relating to the Product sold hereunder.  If either Party becomes aware

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

of any problem or adverse condition in the Product purchased hereunder (including any failure of the Product, change in the statistically demonstrated reliability of the Product, other material information relevant to the reliability of the Product or any liability claims related to the Product or any other event that would reasonably be expected to have a material adverse effect on the manufacture, marketing or sale of the Product), such Party will (subject to compliance with Applicable Laws) promptly notify the other Party of such problem or adverse condition.  Without limitation to the foregoing, Surmodics shall immediately notify Abbott if, at any time, it discovers that any quantities of the Product delivered hereunder do not conform to the Product warranty set forth in Section 11.2.13.

5.7Recalls.  Each Party shall promptly report in writing to the other Party any failure of the Product, change in the statistically demonstrated reliability of the Product, concerns regarding safety of the Product, other material information relevant to the reliability of the Product or any liability claims related to the Product or any other event that might reasonably be expected to have a material adverse effect on the Manufacture, marketing or sale of the Product of which either Party becomes aware (collectively, “Product Concerns”). The Party that Manufactured the applicable quantity of the Product shall be responsible for evaluating all Product Concerns, and shall use Commercially Reasonable Efforts to take such actions or make such changes in the Product or the Manufacturing thereof as may be necessary or desirable in light of such Product Concerns.  The other Party shall reasonably cooperate with the manufacturing Party in any such evaluation and actions or changes. If either Party reasonably believes that a recall of the Product, in whole or in part, or the issuance of an advisory letter regarding reliability of or defects in the Product is advisable or necessary, it will, prior to making a final determination concerning any such recall or issuance of an advisory letter, promptly notify the other Party and the Parties will promptly and in good faith discuss such proposed recall or advisory letter; provided, however, that either Party may, in good faith, initiate a recall or issue an advisory letter.  In making a determination to initiate a recall or issue an advisory letter, the applicable Party shall follow the same processes and procedures that it customarily follows with respect to determinations concerning recalls or advisory letters involving product that is manufactured and sold by such Party.  In the event the Parties do not agree regarding the advisability or necessity of any such recall or advisory letter and Abbott’s Quality Assurance policies or procedures would, in Abbott’s reasonable judgment, prohibit Abbott from placing further orders with Surmodics for the Product or from shipping the Product to customers, Abbott shall notify Surmodics, and the Parties shall then proceed as provided in Section 13.3.1(i).  In the event of a recall or advisory letter, the Party whose act or omission gave rise to such recall or advisory letter: (A) shall, at its own expense, use its reasonable efforts to promptly correct the problems that caused the recall or advisory letter; and (B) shall be responsible for and shall reimburse the other Party for all the reasonable out-of-pocket costs and expenses of the recall or advisory letter, including costs of goods, payments to customers, notification, and shipping and handling.  In all other cases, each Party shall bear its own costs for the recall or advisory letter.  Notwithstanding the foregoing, nothing in this Section 5.7 shall be construed to limit or prevent a Party from complying with the requirements of any law, regulation, or order of a Regulatory Authority.

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Article 6
JOINT DEVELOPMENT COMMITTEE

6.1Joint Development Committee.

6.1.1Formation.  As soon as practical after the Effective Date, the Parties shall establish a joint development committee (the “JDC”).  The JDC shall consist of three (3) representatives from each of the Parties, each with the requisite experience and seniority to enable such person to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JDC.  From time to time, each Party may substitute one or more of its representatives to the JDC on written notice to the other Party.  Abbott shall select from its representatives the chairperson for the JDC.  From time to time, Abbott may change the representative who will serve as chairperson on written notice to Surmodics.

6.1.2Specific Responsibilities.  The JDC shall, consistent with the rights and obligations of the Parties set forth in this Agreement, develop the strategies for and oversee the Development, but not the Manufacturing or Commercialization, of the Product in the Territory, and shall serve as a forum for the coordination of Development, but not Manufacturing or Commercialization, activities for the Product for the Territory.  In particular, the JDC shall:

(i)review and provide input regarding the Development of and Regulatory Approvals for the Product for the Initial Indication and the [**] in the United States and the European Union;

(ii)oversee all Clinical Studies and Post-Approval Studies for the Product for the Initial Indication and the [**] in the United States and the European Union;

(iii)review, provide input and direction regarding, and oversee strategies for obtaining Regulatory Approvals, including Regulatory Approvals for Product Labeling for indications in addition to the Initial Indication, for the Product in the United States and the European Union;

(iv)review, provide input and direction regarding, and oversee strategies for obtaining Regulatory Approvals, including Regulatory Approvals for Product Labeling, for the Product in the Territory outside of the United States and the European Union for any indication;

(v)review the progress reports made by each Party pursuant to Section 6.1.3;

(vi)establish a common secure information exchange platform for the purpose of electronically sharing information accessible to each Party for the receipt, review, investigation, recording, communication, and exchange (as between the Parties) of Clinical Data and other Information arising from Clinical Studies and regulatory activities; and

(vii)perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

6.1.3Development Reports; Updates.  Each Party shall provide the JDC with (i) on at least a Calendar Quarter basis, unless otherwise agreed by the Parties, reports in reasonable detail regarding the status of Clinical Studies being conducted by it and any of its other Party Development Activities, and (ii) additional notifications regarding key events relating to the Development of the Product as may be requested by the JDC from time to time.

6.2General Provisions Applicable to JDC.

6.2.1Meetings and Minutes.  The JDC shall meet quarterly, or as otherwise agreed to by the Parties, with the location of such meetings alternating between locations designated by Surmodics and locations designated by Abbott.  The chairperson of the JDC shall be responsible for calling meetings on no less than [**] notice.  Each Party shall make all proposals for agenda items and shall provide all appropriate information with respect to such proposed items at least [**] in advance of the applicable meeting; provided that under exigent circumstances requiring input by the JDC, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting.  The chairperson of the JDC shall prepare and circulate for review and approval of the Parties minutes of each meeting within [**] after the meeting.  The Parties shall agree on the minutes of each meeting promptly, but in no event later than the next meeting of the JDC.

6.2.2Procedural Rules.  The JDC shall have the right to adopt such standing rules as are necessary for its work, to the extent that such rules are not inconsistent with this Agreement.  A quorum of the JDC shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party.  JDC members may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by, and be heard by, the other participants.  Representation by proxy shall be allowed.  The JDC shall take action by consensus of the representatives present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance, or by a written resolution signed by at least one (1) representative appointed by each Party.  Employees or consultants of either Party that are not representatives of the Parties on the JDC may attend meetings of the JDC; provided, however, that such attendees (i) shall not participate in matters reviewed by the JDC, and (ii) are bound by obligations of confidentiality and non-disclosure equivalent to those set forth in Article 10.

6.2.3Limitations on Authority.  Each Party shall retain the rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in the JDC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.  The JDC shall not have the power to amend, modify, or waive compliance with this Agreement, which may only be amended or modified as provided in Section 14.10 or compliance with which may only be waived as provided in Section 14.13.

6.2.4Disbanding. Subject to Section 14.3.2, the JDC shall continue to exist until the Parties mutually agree to disband the JDC.  If the JDC is disbanded, the JDC shall be terminated and shall have no further rights or obligations under this Agreement, and thereafter

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

any requirement of either Party to provide Information or other materials to the JDC shall be deemed a requirement to provide such Information or other materials to the other Party upon such other Party’s reasonable request in order to facilitate the carrying out of such other Party’s obligations under this Agreement.

6.2.5Internal Decisions.  The Parties recognize that each Party possesses an internal structure (including various committees, teams and review boards) that will be involved in administering such Party’s activities under this Agreement.  Nothing contained in this Article 6 shall prevent a Party from making, in a manner consistent with the terms and conditions of this Agreement, routine day-to-day decisions relating to the conduct of those activities for which it has a performance obligation or other obligations hereunder.

6.2.6Working Groups.  From time to time, the JDC may establish and delegate duties to sub-committees or directed teams (each, a “Working Group”) on an “as-needed” basis to oversee particular projects or activities.  Each such Working Group shall be constituted and shall operate as the JDC determines; provided that each Working Group shall have equal representation from each Party, unless otherwise mutually agreed.  Working Groups may be established on an ad hoc basis for purposes of a specific project or on such other basis as the JDC may determine.  Each Working Group and its activities shall be subject to the oversight, review and approval of, and shall report to, the JDC.  In no event shall the authority of the Working Group exceed that specified for the JDC.  All decisions of a Working Group shall be by consensus.

6.2.7Expenses.  Each Party shall be responsible for all travel and related costs and expenses for its members and other representatives to attend meetings of, and otherwise participate on, the JDC or any Working Group.

Article 7
PAYMENTS AND RECORDS

7.1Initial Payment.  No later than [**] following the Effective Date, Abbott shall pay Surmodics an amount equal to twenty-five million Dollars ($25,000,000).

7.2Milestones.  In partial consideration of the rights granted by Surmodics to Abbott hereunder and subject to the terms and conditions set forth in this Agreement, within [**] of the occurrence of each milestone specified in Section 1 of Schedule 7 (each, a “Milestone”), Abbott shall pay to Surmodics the corresponding amount specified for such Milestone, provided that such amount may be reduced by the operation of Section 3 of Schedule 7 (such amount, as it may be reduced, a “Milestone Payment”).  Each Milestone Payment shall be payable pursuant to this Section 7.2 only upon the first achievement of the applicable Milestone and no amounts shall be due for subsequent or repeated achievements of such Milestone.  Surmodics shall use Commercially Reasonable Efforts to achieve each Milestone.  The maximum aggregate amount payable by Abbott pursuant to this Section 7.2 for the Product is the amount set forth in Section 2 of Schedule 7, provided that such amount may be reduced by the operation of Section 3 of Schedule 7.  The milestone payments for each Option Product will be agreed by the Parties and set forth in the applicable Option Exercise Agreement.

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

7.3Net Profits Payment.  Subject to any applicable terms of this Agreement, for each Calendar Quarter, Abbott shall pay to Surmodics the amount of Net Profits Payment calculated in accordance with Section 4 of Schedule 7 for such Calendar Quarter, if any.

7.4Net Profit Share Payments and Reports.  Abbott shall calculate all amounts payable to Surmodics pursuant to Section 7.3 (if any) at the end of each Calendar Quarter commencing with the Calendar Quarter in which the First Commercial Sale of the Product has occurred, which amounts shall be converted to Dollars, in accordance with Section 7.5, for purposes of Net Profits/Net Losses calculations hereunder.  Any such payment shall be made within [**] after the end of each such Calendar Quarter.  Each profit-sharing payment due to Surmodics shall be accompanied by a report setting forth the amount of the applicable Net Profits (or Net Losses for such Calendar Quarter, or for prior Calendar Quarters to the extent not yet offset against Net Profit Payments as described in Section 4 of Schedule 7) for each Product in each country in the Territory during the applicable Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars) and a calculation in reasonably specific detail of the amount due to Surmodics hereunder based on the Net Profit Payment for such Calendar Quarter (including Net Losses for such Calendar Quarter, or for prior Calendar Quarters to the extent not yet offset against Net Profits as described in Section 4 of Schedule 7).

7.5Mode of Payment.  All payments to either Party under this Agreement shall be made by deposit of Dollars (or in the case of the Transfer Price, Euros) in the requisite amount to such bank account as the receiving Party may from time to time designate by notice to the paying Party.  For any currency conversions required hereunder, the paying Party shall make the conversion using its or its Affiliate’s standard conversion methodology consistent with Accounting Standards.

7.6Offsets.  Each Party shall have the right to offset any amount owed by the other Party to such Party under or in connection with this Agreement against any payments owed by such Party to such other Party under this Agreement.  Such offsets shall be in addition to any other rights or remedies available under this Agreement or Applicable Law.

7.7Taxes.

7.7.1General.  The initial payment hereunder, Milestone Payments, Transfer Price payments hereunder, and profit-sharing payments hereunder, and other amounts payable by Abbott to Surmodics hereunder (each, a “Payment”), shall be paid free and clear of any and all taxes, except for any withholding taxes required by Applicable Law.  Except as provided in this Section 7.7, Surmodics shall be solely responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be deducted from Payments and remitted by Abbott) levied on account of, or measured in whole or in part by reference to, any Payments it receives.  Abbott shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold.  Notwithstanding the foregoing, if Surmodics is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to Abbott or the appropriate governmental authority (with the assistance of Abbott to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

or to relieve Abbott of its obligation to withhold such tax and Abbott shall apply the reduced rate of withholding or dispense with withholding, as the case may be; provided that Abbott has received evidence, in a form satisfactory to Abbott, of Surmodics’ delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least [**] prior to the time that the Payments are due.  If, in accordance with the foregoing, Abbott withholds any amount, it shall pay to Surmodics the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to Surmodics proof of such payment within [**] following such payment.

7.7.2Value Added Tax. Notwithstanding anything contained in Section 7.7.1, this Section 7.7.2 shall apply with respect to value added tax (“VAT”).  All Payments are exclusive of VAT.  If any VAT is chargeable in respect of any Payments, Abbott shall pay VAT at the applicable rate in respect of any such Payments following the receipt of a VAT invoice in the appropriate form issued by Surmodics in respect of those Payments, such VAT to be payable on the later of the due date of the Payments to which such VAT relates and [**] after the receipt by Abbott of the applicable invoice relating to such VAT.

7.8Financial Records.  Abbott shall, and shall cause its Affiliates to, keep complete and accurate books and records pertaining to Net Profit Payments in sufficient detail to calculate all amounts payable hereunder and to verify compliance with its obligations under this Agreement.  Such books and records shall be retained by Abbott and its Affiliates until the later of (i) [**] after the end of the period to which such books and records pertain, and (ii) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

7.9Audits.

7.9.1Procedures.  At the request of Surmodics, Abbott shall, and shall cause its Affiliates to, permit an independent auditor designated by Surmodics and reasonably acceptable to Abbott, at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 7.8 to ensure the accuracy of all reports and payments made hereunder.  Such examinations may not (i) be conducted for any Calendar Quarter more than [**] after the end of such Calendar Quarter, (ii) be conducted more than [**] period (unless a previous audit during such [**] period revealed an underpayment (or with respect to any reimbursement, an overpayment) with respect to such period) or (iii) be repeated for any Calendar Quarter.  Except as provided below, the cost of this audit shall be borne by Surmodics, unless the audit reveals a variance of more than [**] ([**]%) from the reported amounts, in which case Abbott shall bear the cost of the audit.  Unless disputed pursuant to Section 7.9.2, if such audit concludes that (x) additional amounts were owed by Abbott, Abbott shall pay the additional amounts or (y) excess payments were made by Abbott, Surmodics shall reimburse such excess payments, in either case ((x) or (y)), within [**] after the date on which such audit is completed by Surmodics.

7.9.2Audit Dispute.  In the event of a dispute with respect to any audit under Section 7.9.1, the Parties shall work in good faith to resolve the dispute.  If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [**], the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Party or to such other Person as the Parties shall mutually agree (the “Auditor”).  The decision of the Auditor shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Auditor shall determine.  Not later than [**] after such decision and in accordance with such decision, the audited Party shall pay the additional amounts or the auditing Party shall reimburse the excess payments, as applicable.

7.9.3Confidentiality.  The receiving Party shall treat all information subject to review under this Section 7.9 in accordance with the confidentiality provisions of Article 10 and the Parties shall cause the Auditor to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

7.10No Other Compensation.  Each Party hereby agrees that the terms of this Agreement fully define all consideration, compensation and benefits, monetary or otherwise, to be paid, granted or delivered by one Party to the other Party in connection with the transactions contemplated herein. Neither Party previously has paid or entered into any other commitment to pay, whether orally or in writing, any of the other Party’s employees, directly or indirectly, any consideration, compensation or benefits, monetary or otherwise, in connection with the transaction contemplated herein.

Article 8
LICENSES AND OPTIONS

8.1Licenses Granted to Abbott. Subject to the terms and conditions of this Agreement (including Section 8.2), and subject to any applicable limitations on the (sub)licenses granted to Surmodics under the In-License Agreements, Surmodics (on behalf of itself and its Affiliates) hereby grants to Abbott:

8.1.1an exclusive (except with respect to rights of Surmodics and its Affiliates as provided in Section 8.5.1) license (or sublicense), with the right to grant sublicenses in accordance with Section 8.2, under the Surmodics Product Patents, the Surmodics Other Patents, the Surmodics Know-How, and Surmodics’ interests in the Joint Patents and the Joint Know-How, to Manufacture the Product in the Territory;

8.1.2an exclusive (except with respect to rights of Surmodics and its Affiliates as provided in Section 8.5.1) license (or sublicense), with the right to grant sublicenses in accordance with Section 8.2, under the Surmodics Product Patents, the Surmodics Other Patents, the Surmodics Know-How, and Surmodics’ interests in the Joint Patents and the Joint Know-How, to Develop the Product in the Territory;

8.1.3an exclusive (except with respect to rights of Surmodics and its Affiliates as provided in Section 8.5.1) license (or sublicense), with the right to grant sublicenses in accordance with Section 8.2, under the Surmodics Product Patents, the Surmodics Other Patents, the Surmodics Know-How, and Surmodics’ interests in the Joint Patents and the Joint Know-How, to Commercialize the Product in the Territory;

8.1.4an exclusive (except with respect to rights of Surmodics and its Affiliates as provided in Section 8.5.1) license, with the right to grant sublicenses in accordance

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

with Section 8.2, to use the Existing SurVeil Trademark and the Existing Serene Trademark to Develop the Product, to Manufacture the Product, and to Commercialize the Product, in each case, in the Territory (the goodwill for which shall inure to the sole benefit of Surmodics); and

8.1.5an exclusive (except with respect to rights of Surmodics and its Affiliates as provided in Section 8.5.1) license and right of reference, with the right to grant sublicenses and further rights of reference in accordance with Section 8.2, under the Regulatory Approvals and any other Regulatory Documentation that Surmodics or its Affiliates may Control with respect to the Product to Develop the Product, to Manufacture the Product, and to Commercialize the Product, in each case, in the Territory.

8.2Sublicenses.  Abbott shall have the right to grant sublicenses (or further rights of reference), through multiple tiers of sublicensees, under the licenses and rights of reference granted to Abbott in Section 8.1 to its Affiliates and, solely with respect to the services listed on Schedule 2.1.1(ii), Third Party service providers (in the case of Manufacturing (sub)licenses or rights of reference) or to its Affiliates, contract research organizations, and applicable Distributors (in the case of Development or Commercialization (sub)licenses or rights of reference); provided that any such sublicenses or rights of reference shall be consistent with the terms and conditions of this Agreement.

8.3Options Granted to Abbott.

8.3.1Specification of Endpoints and Study Criteria for Option Products.  For each Option Product, Surmodics shall, at a reasonably appropriate time during the development of such Option Product, provide a draft of the safety and efficacy endpoints, and the criteria, for the first-in-human clinical study for such Option Product to Abbott.  The Parties shall meet and discuss such endpoints and criteria as reasonably requested by either Party. Surmodics shall reasonably consider Abbott’s comments, if any, and shall provide final safety and efficacy endpoints, and criteria, for the first-in-human clinical study for such Option Product to Abbott promptly following finalization thereof.

8.3.2BTK Option Product. Subject to the terms and conditions of this Agreement, Surmodics hereby grants to Abbott an exclusive option to obtain exclusive distribution rights for the BTK Option Product during the BTK Option Product Option Period as set forth in this Section 8.3.2, provided, however, that after the end of the first BTK Option Product Option Period there shall not be any subsequent BTK Option Products or BTK Option Product Option Periods.

(i)On or after [**] prior to the expected expiration date of the BTK Option Product Option Period, Abbott may notify Surmodics that it desires Surmodics to enter into good faith negotiations regarding exclusive distribution rights for the BTK Option Product, in which case such negotiations shall commence and continue until the expiration date of the BTK Option Product Option Period or such earlier date on which Abbott provides written notice that it no longer desires to continue such negotiations (which Abbott may do in its sole and absolute discretion at any time).  In the event that the Parties reach agreement regarding such exclusive distribution rights, the terms of such exclusive distribution rights shall be set forth in a separate written agreement (the “BTK Option Product Exercise Agreement”).  Such terms

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

shall include (A) the payments to be made to Surmodics upon successful achievement of specified milestones in respect of the BTK Option Product, (B) a work plan for the continued development and clinical evaluation of the BTK Option Product, and (C) the transfer price for the BTK Option Product.  In connection with the commencement of such negotiations, Surmodics would provide Abbott with a data package containing the results of any pre-clinical or clinical studies performed, in whole or in part, to date and such other information as is requested by Abbott, to the extent not previously disclosed to Abbott; provided, however, that the foregoing shall not require Surmodics to prepare, obtain or otherwise provide any information, data or materials other than those that are then in the Control of Surmodics or its Affiliates.  During the BTK Option Product Option Period, Surmodics shall not (and shall cause its Affiliates, representatives and advisors not to) solicit, negotiate, engage in preliminary discussions or enter into any agreement with, any Third Party with respect to any distribution, commercial sublicense or other commercial transaction relating to the BTK Option Product, and shall not disclose to any Third Party for such purpose any non-public information regarding the BTK Option Product.

(ii)After the expiration of the BTK Option Product Option Period, if the Parties have not entered into an BTK Option Product Exercise Agreement, then Surmodics shall be free to enter into an agreement with a Third Party in respect of the BTK Option Product, provided that such agreement with such Third Party does not in any way conflict with any of Abbott’s rights or Surmodics’ obligations under this Agreement.

8.3.3AVF Option Product. Subject to the terms and conditions of this Agreement, Surmodics hereby grants to Abbott an exclusive option to obtain exclusive distribution rights for the AVF Option Product during the AVF Option Product Option Period as set forth in this Section 8.3.3, provided, however, that after the end of the first AVF Option Product Option Period there shall not be any subsequent AVF Option Products or AVF Option Product Option Periods.

(i)On or after [**] prior to the expected expiration date of the AVF Option Product Option Period, Abbott may notify Surmodics that it desires Surmodics to enter into good faith negotiations regarding exclusive distribution rights for the AVF Option Product, in which case such negotiations shall commence and continue until the expiration date of the AVF Option Product Option Period or such earlier date on which Abbott provides written notice that it no longer desires to continue such negotiations (which Abbott may do in its sole and absolute discretion at any time).  In the event that the Parties reach agreement regarding such exclusive distribution rights, the terms of such exclusive distribution rights shall be set forth in a separate written agreement (the “AVF Option Product Exercise Agreement”).  Such terms shall include (A) the payments to be made to Surmodics upon successful achievement of specified milestones in respect of the AVF Option Product, (B) a work plan for the continued development and clinical evaluation of the AVF Option Product, and (C) the transfer price for the AVF Option Product.  In connection with the commencement of such negotiations, Surmodics would provide Abbott with a data package containing the results of any pre-clinical or clinical studies performed, in whole or in part, to date and such other information as is requested by Abbott, to the extent not previously disclosed to Abbott provided, however, that the foregoing shall not require Surmodics to prepare, obtain or otherwise provide any information, data or materials other than those that are then in the Control of Surmodics or its Affiliates.  During the

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

AVF Option Product Option Period, Surmodics shall not (and shall cause its Affiliates, representatives and advisors not to) solicit, negotiate, engage in preliminary discussions or enter into any agreement with, any Third Party with respect to any distribution, commercial sublicense or other commercial transaction relating to the AVF Option Product, and shall not disclose to any Third Party for such purpose any non-public information regarding the AVF Option Product.

(ii)After the expiration of the AVF Option Product Option Period, if the Parties have not entered into an AVF Option Product Exercise Agreement, then Surmodics shall be free to enter into an agreement with a Third Party in respect of the AVF Option Product, provided that such agreement with such Third Party does not in any way conflict with any of Abbott’s rights or Surmodics’ obligations under this Agreement.

8.3.4Other SFA Products.  Subject to the terms and conditions of this Agreement, and without limiting Section 8.4, Surmodics hereby grants to Abbott an exclusive option to obtain exclusive distribution rights for [**] (an “Other SFA Product”), if any; provided, however, that “Other SFA Product” shall exclude [**].  If Surmodics files an application for Regulatory Approval for an Other SFA Product, Surmodics shall notify Abbott in writing (such notice, the “Other SFA Product Notice”) reasonably promptly following such filing (or sooner, in Surmodics’ reasonable discretion).  Abbott shall have the right after receipt of the Other SFA Product Notice to notify Surmodics in writing that it desires Surmodics to enter into good faith negotiations regarding exclusive distribution rights for such Other SFA Product, in which case such negotiations shall then commence and continue for a period of [**], provided that Abbott may, in its sole and absolute discretion, end such negotiations by written notice at any time during such [**] period.  In the event that the Parties reach agreement regarding such exclusive distribution rights, the terms of such exclusive distribution rights shall be set forth in a separate written agreement and shall include (A) the payments to be made to Surmodics upon successful achievement of specified milestones in respect of such Other SFA Product, (B) a work plan for the continued development and clinical evaluation of such Other SFA Product, and (C) the transfer price for such Other SFA Product.  In connection with the commencement of such negotiations, Surmodics would provide Abbott with a data package containing the results of any pre-clinical or clinical studies performed, in whole or in part, to date and such other information as is requested by Abbott, to the extent not previously disclosed to Abbott, provided, however, that the foregoing shall not require Surmodics to prepare, obtain or otherwise provide any information, data or materials other than those that are then in the Control of Surmodics or its Affiliates.  During the Term, Surmodics shall not (and shall cause its Affiliates, representatives and advisors not to) solicit, negotiate, engage in preliminary discussions or enter into any agreement with, any Third Party with respect to any distribution, commercial sublicense or other commercial transaction relating to any Other SFA Product, and shall not disclose to any Third Party for such purpose any non-public information regarding any Other SFA Product.

8.4Exclusivity.

8.4.1Other than as expressly set forth in this Agreement, or set forth on Schedule 8.4.1, each Party shall not, and shall cause its Affiliates not to, [**] (a “Competing Product”).  Nothing in this Section 8.4.1 shall limit either Party’s right to develop, manufacture or otherwise commercialize any of its technologies, components or products for uses other than in a Competing Product.

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

8.4.2If, during the Term, (i) there is a Change in Control of Abbott and immediately prior to the effectiveness of such Change in Control, the Third Party described in the definition of “Change in Control” or its Affiliate is then engaged, directly or indirectly, in any activities that, if carried out by Abbott, would be a breach of the exclusivity obligations set forth in Section 8.4.1, or (ii) as the result of an Acquisition of or by Abbott, Abbott directly or indirectly acquires rights to a Competing Product, then (a) (1) Abbott may, at its election, provide written notice to Surmodics within [**] after the effective date of such Change in Control or Acquisition of Abbott’s intent to divest or discontinue commercialization of such Competing Product, and (2) if such notice was timely provided, Abbott shall then, within [**] after the effective date of such Change in Control or Acquisition, divest, or cause its Affiliates to divest, as applicable, all rights in the Competing Product, or discontinue commercialization of, and cause its Affiliates to discontinue commercialization of, such Competing Product; or (b) if such notice was not timely provided or such divestiture or discontinuance was not timely executed, then all appointments and licenses granted herein shall convert to non-exclusive appointments and licenses, and, without limiting the foregoing, the exclusivities and restrictions on Surmodics set forth in Article 3 and Sections 8.1 and 8.4.1 shall terminate.

8.4.3If, during the Term, there is a Change in Control of Surmodics and immediately prior to the effectiveness of such Change in Control, the Third Party described in the definition of “Change in Control” or its Affiliate is then engaged, directly or indirectly, in any activities that, if carried out by Surmodics, would be a breach of the exclusivity obligations set forth in Section 8.4.1, then (a) (1) Surmodics may, at its election, provide written notice to Abbott within [**] after the effective date of such Change in Control of Surmodics’ intent to divest or discontinue commercialization of such Competing Product; and (2) if such notice was timely provided, Surmodics shall then, within [**] after the effective date of such Change in Control, divest, or cause its Affiliates to divest, as applicable, all rights in the Competing Product, or discontinue commercialization of, and cause its Affiliates to discontinue commercialization of, such Competing Product; or (b) if such notice was not timely provided or such divestiture or discontinuance was not timely executed, then (1) Abbott shall have the rights set forth in Section 4.3 with respect to a [**], and (2) without limiting the foregoing, the exclusivities and restrictions set forth in Section 8.4.1 shall solely apply to Surmodics and its Affiliates, and all of its and their rights and assets, in each case as determined immediately prior to giving effect to such Change in Control.

8.4.4Each Party acknowledges and agrees that (i) this Section 8.4 has been negotiated by the Parties, (ii) the geographical and time limitations on activities set forth in this Section 8.4 are reasonable, valid and necessary in light of the Parties’ circumstances and necessary for the adequate protection of the business of the Product and (iii) neither Party would have entered into this Agreement without the protection afforded it by this Section 8.4.  If, notwithstanding the foregoing, a court of competent jurisdiction determines that the restrictions set forth in this Section 8.4 are too broad or otherwise unreasonable under Applicable Law, including with respect to duration, geographic scope or space, the court is hereby requested and authorized by the Parties to revise this Section 8.4 to include the maximum restrictions allowable under Applicable Law.

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

8.5Retention of Rights.

8.5.1Notwithstanding the exclusive licenses granted to Abbott pursuant to Section 8.1, Surmodics retains the right to practice under the Surmodics Product Patents, the Surmodics Other Patents, the Surmodics Know-How, Surmodics’ interests in the Joint Patents and the Joint Know-How, and Regulatory Approvals and any other Regulatory Documentation that Surmodics or its Affiliates may Control to perform (and to sublicense Third Parties to perform) its obligations under this Agreement (including Development and the Manufacture and supply of the Product to Abbott, as applicable) and, subject to Section 8.4, in connection with its other products and businesses.  Abbott shall not (and shall cause its Affiliates not to) use or exploit the Surmodics Product Patents, the Surmodics Other Patents, the Surmodics Know-How, or the Regulatory Documentation Controlled by Surmodics or its Affiliates for any purpose other than in accordance with the rights and licenses expressly granted hereunder.  Except as expressly provided herein, Surmodics grants no other right or license, including any rights or licenses to the Surmodics Product Patents, the Surmodics Other Patents, the Surmodics Know-How, the Regulatory Documentation, or any other Patent or intellectual property rights.

8.5.2Except as expressly provided herein, Abbott grants no right or license to any Patent, Regulatory Documentation or any other intellectual property rights.

8.6Confirmatory Patent License.  Surmodics shall, if requested to do so by Abbott, promptly enter into confirmatory license agreements in the form or substantially the form reasonably requested by Abbott for purposes of recording the licenses granted under this Agreement with such patent offices in the Territory as Abbott reasonably considers appropriate.  Until the execution of any such confirmatory licenses, so far as may be legally possible, Surmodics and Abbott shall have the same rights in respect of the Surmodics Product Patents and the Surmodics Other Patents and be under the same obligations to each other in all respects as if the said confirmatory licenses had been executed.

8.7In-License Agreements.

8.7.1In General.  The Parties acknowledge that the licenses granted by Surmodics in Section 8.1 include sublicenses under the applicable In‑License Agreements (unless and until Abbott provides notice that it does not desire such a sublicense).  For each such sublicense, Abbott agrees to adhere to the terms and conditions of the applicable In-License Agreements as and to the extent such terms and conditions are applicable to Abbott.  Surmodics shall be solely responsible for any payment obligations that may be triggered under any In-License Agreement as a result of the execution of this Agreement or the grant of any rights hereunder or as a result of activities in connection with this Agreement by or on behalf of either Party or its Affiliates, including any activities of its or their (sub)licensees, (sub)distributors, or subcontractors.

8.7.2Proposed In-License Agreements.  If Surmodics or any of its Affiliates becomes a party to an agreement under which it or they obtain (sub)licenses or other rights with respect to any Information, Regulatory Documentation, material, Patents, or other intellectual property rights directed primarily to or reasonably related to the Product, (any such agreement described in this Section 8.7.2, a “Proposed In-License Agreement”), then

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Surmodics shall notify Abbott and shall provide Abbott with a copy of such agreement, provided, however, that Surmodics shall have the right to redact any confidential terms that do not impose obligations on Abbott or restrict or affect Abbott’s rights with respect to the Product from the copy provided to Abbott. Surmodics shall use commercially reasonable efforts to obtain the rights under any Proposed In-License Agreement for Abbott during the Term, to the extent related to Exploitation of the Product.  In the event that Surmodics would be required by the provisions of a Proposed In-License Agreement to impose any obligations on Abbott or its Affiliates beyond those set forth in this Agreement, then Surmodics shall be required to obtain Abbott’s prior written consent to such provisions as applied to the Product prior to executing such Proposed In-License Agreement.  Without limiting the foregoing, Abbott may, in its sole discretion in respect of any Proposed In-License Agreement, notify Surmodics regarding whether such Proposed In-License Agreement will be deemed to be an In-License Agreement; if Abbott so notifies Surmodics, then such Proposed In-License Agreement shall be deemed to be an In-License Agreement for all purposes hereunder, and the Parties shall amend Schedule 11.2.3 to include such Proposed In-License Agreement on such Schedule.

8.8No Impairment. Surmodics shall not, and shall cause its Affiliates not to, grant to any Third Party any (sub)licenses or other rights that conflict with any of the (sub)licenses or other rights granted to Abbott under this Article 8.

Article 9
INTELLECTUAL PROPERTY

9.1Ownership of Intellectual Property.

9.1.1Ownership of Technology.  Subject to Section 9.1.2, [**] (such Information and inventions, “Agreement Inventions”), and (ii) other Information, inventions, Patents, and other intellectual property rights that are owned or otherwise Controlled (other than pursuant to the license grants set forth in Section 8.1) by such Party or its Affiliates prior to the Effective Date of this Agreement, or on or after the Effective Date and which do not arise pursuant to this Agreement as a result of Party Development Activities.  In the event that Abbott determines that it or one of its Affiliates has made an Agreement Invention, Abbott shall promptly notify Surmodics.  In the event that Surmodics believes that Abbott or one of Abbott’s Affiliates has made an Agreement Invention, and Abbott has not yet given notice thereof to Surmodics, Surmodics shall promptly notify Abbott, and the Parties shall meet to discuss.  [**].  Except as set forth herein, Surmodics shall have no right, title, or interest whatsoever in or to any Information, inventions, Patents, or other intellectual property rights that are owned or Controlled (other than pursuant to the license grants set forth in Section 8.1) by Abbott or its Affiliates.

9.1.2Ownership of Joint Patents and Joint Know-How.  As between the Parties, the Parties shall each own an equal, undivided interest in any and all (i) [**] (the “Joint Know-How”), and (ii) [**] (the “Joint Patents”) and other intellectual property rights with respect to the Information and inventions described in clause (i) or clause (ii).  Joint Patents and Joint Know-How shall be subject to the licenses and other rights granted under Section 8.1, [**].

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

9.1.3United States Law. The determination of whether Information and inventions are conceived, discovered, developed, or otherwise made jointly by the Parties for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with Applicable Law in the United States as such law exists as of the Effective Date irrespective of where such conception, discovery, development or making occurs.

9.1.4Assignment Obligation.  Each Party shall cause all Persons who perform Development or Manufacturing activities on its behalf under this Agreement to be under an obligation to assign (or, if such Party is unable to cause such Person to agree to such assignment obligation despite using reasonable efforts to negotiate such assignment obligation, provide a license, with a right to sublicense through multiple tiers, to Exploit the Product under) their rights in any Information and inventions resulting therefrom to such Party, and shall use commercially reasonable efforts to cause such Persons to assign such rights, in each case except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions which have standard policies against such an assignment (in which case, such Party shall obtain a suitable license under such Information and inventions with a right to sublicense through multiple tiers for each applicable Product).

9.2Maintenance and Prosecution.

9.2.1Primary Control. [**] shall (i) have the first right, but not the obligation, to Prosecute the Surmodics Product Patents and the Surmodics Other Patents worldwide using internal or external counsel reasonably acceptable to [**] (with [**] acceptance not to be unreasonably withheld, conditioned, or delayed), (ii) have the first right, but not the obligation, to Prosecute worldwide the Existing SurVeil Trademark using internal or external counsel reasonably acceptable to [**] (with [**] acceptance not to be unreasonably withheld, conditioned, or delayed), and (iii) have the sole right, but not the obligation, to Prosecute the Existing Serene Trademark using counsel selected by it in its sole discretion, in each case for clauses (i) - (iii) at [**] sole cost and expense. [**] shall (A) have the first right, but not the obligation, to Prosecute the Joint Patents worldwide using outside counsel reasonably acceptable to [**] (with [**] acceptance not to be unreasonably withheld, conditioned, or delayed), and (B) have the sole right, but not the obligation, to Prosecute all Product Trademarks worldwide other than the Existing SurVeil Trademark and the Existing Serene Trademark using counsel selected by it in its sole discretion, in each case for clauses (A) - (B) at [**] sole cost and expense.

9.2.2Abandonment.  In the event that (i) [**] decides to abandon a Surmodics Product Patent, Surmodics Other Patent, or the Existing SurVeil Trademark in a country or other jurisdiction in the Territory, or (ii) [**] decides to abandon a Joint Patent in a country or other jurisdiction in the Territory, the abandoning Party shall provide reasonable prior written notice to the other Party of such intention.  Such other Party shall have the right to request assignment of the applicable Patent or Trademark by providing notice to the abandoning Party within [**] after receipt of the notice to abandon.  Upon receipt of the notice requesting assignment, the abandoning Party shall take all reasonable steps to assign the applicable Patent or Trademark to the other Party before abandonment of the applicable Patent or Trademark, and shall provide applicable correspondence with the relevant patent office or trademark office and other documents reasonably related to the Prosecution of such Patent or Trademark, and

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

reasonable access to the employees of the abandoning Party, to assist in transition of prosecution and maintenance of the applicable Patent or Trademark.   If a Party assumes control of the Prosecution of a Surmodics Product Patent, Surmodics Other Patent, or Existing SurVeil Trademark following abandonment of the applicable Patent or Trademark by the abandoning Party, then the Party assuming control, on behalf of itself and its Affiliates, shall grant to the abandoning Party and its Affiliates a non-exclusive, perpetual, royalty-free, irrevocable license under such Patent or Trademark in the country or other jurisdiction that was the subject of the applicable abandonment, provided, that rights to the Existing SurVeil Trademark shall continue to be subject to the limitations described in Section 3.6.3.

9.2.3Information Regarding Patent Prosecution. The Parties shall meet not less than [**] during the Term to discuss strategies for Prosecuting the Surmodics Product Patents, the Surmodics Other Patents, and the Joint Patents.

9.2.4Cooperation and Participation for the Joint Patents. The Non-Controlling Party shall, and shall cause its Affiliates to, assist and cooperate with the Controlling Party, as the Controlling Party may reasonably request from time to time, in the Prosecution of the Joint Patents under this Agreement, including that the Non-Controlling Party shall, and shall cause its Affiliates to, (i) offer its comments, if any, at least [**] in advance of the deadline, if any, for the applicable action to be taken by the Controlling Party to which such comments relate, (ii) provide access to relevant documents and other evidence and make its employees available at reasonable business hours (provided that the Controlling Party shall reimburse the Non-Controlling Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith) and (iii) as applicable, provide the Controlling Party, upon its request, with copies of any patentability reports generated by the Non-Controlling Party’s counsel with respect to the Joint Patents, including relevant Third Party patents and patent applications (provided that neither Party shall be required to provide legally privileged information with respect to such intellectual property unless and until procedures reasonably acceptable to such Party are in place to protect such privilege).

9.2.5Patent Term Extension and Supplementary Protection.  As between the Parties, [**] shall have the first right, but not the obligation, to make decisions regarding, and to apply for, patent term extensions specific to the Product in the Territory, including the United States with respect to extensions pursuant to 35 U.S.C. §156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions that are now or become available in the future, wherever applicable, for the Surmodics Product Patents, the Surmodics Other Patents, and any Joint Patents, in each case including whether or not to do so. [**] may use counsel selected by [**] in its sole discretion for such actions, and they shall be at [**] sole expense.  If [**] fails to apply for and prosecute applications for patent term extensions specific to the Product in any country or other jurisdiction in the Territory, or otherwise fails to respond to inquiries from [**] as to whether [**] has applied for and prosecuted any such application, in each case no later than [**] prior to the next deadline for any action that may be taken with respect thereto, then [**] shall thereupon have the option, in its sole discretion and exercisable upon written notice thereof to [**], to assume the control thereof (including whether or not to do so) using counsel selected by [**] in its sole discretion and at [**] sole cost and expense.

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

9.3Enforcement.

9.3.1Notification. Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of (i) the Surmodics Product Patents by a Third Party’s Exploitation in the Territory of a drug-coated balloon product in the Initial Indication or the [**], (ii) the Surmodics Other Patents by a Third Party’s Exploitation in the Territory of a drug-coated balloon product in the Initial Indication or the [**], except with respect to any such alleged or threatened infringement arising solely from (a) a lubricious coating on the catheter shaft of such product or (b) a lubricious coating on any such product for which such lubricious coating is the only coating, (iii) the Joint Patents, or (iv) the Product Trademarks by a Third Party, in each case of which such Party becomes aware (including alleged or threatened infringement based on the development, commercialization, or an application to market a product in the Territory).

9.3.2Primary Control. [**] shall have the first right, but not the obligation to prosecute and control any claim, suit, proceeding, or action against a Third Party (an “Action”) with respect to alleged or threatened infringement of (i) the Surmodics Product Patents by a Third Party’s Exploitation in the Territory of a drug-coated balloon product in the Initial Indication or the [**], (ii) the Surmodics Other Patents by a Third Party’s Exploitation in the Territory of a drug-coated balloon product in the Initial Indication or the [**], except with respect to any such alleged or threatened infringement arising solely from (a) a lubricious coating on the catheter shaft or (b) a lubricious coating on any such product for which such lubricious coating is the only coating, or (iii) the Joint Patents, in each case for clauses (i) – (iii) using counsel selected by [**] in its sole discretion and at [**] sole expense. [**] shall have the sole right, but not the obligation, to prosecute and control any Action with respect to alleged or threatened infringement by a Third Party of any Product Trademarks other than the Existing Serene Trademark, using counsel selected by [**] in its sole discretion and at [**] sole expense. [**] shall have the sole right, but not the obligation, to control any Action in connection with alleged or threatened infringement by a Third Party of the Existing Serene Trademark, using counsel selected by [**] in its sole discretion and at [**] sole expense.

9.3.3Secondary Control.  With respect to the Actions described in Section 9.3.2, if the Party that has the first right to prosecute and control any such Action does not take commercially reasonable steps toward such Action (including by engaging counsel or communicating with the applicable Third Party) by the earlier of (i) [**] following the notice provided pursuant to Section 9.3.1 of such alleged or threatened infringement, or (ii) [**] before the time limit, if any, set forth in Applicable Laws for filing of such actions provided such [**] period date occurs after the notice provided pursuant to Section 9.3.1 of  such alleged or threatened infringement, then the Secondary Party may prosecute and control such Action. In the event a Secondary Party assumes control of an Action under this Section 9.3.3, such Party shall do so at its sole cost and expense (but subject to Sections 9.7, 9.8, and 9.9), using counsel selected by it at its sole discretion.    This Section 9.3.3 shall not apply as to any Action as to which a Party has sole rights under Section 9.3.2.

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

9.4Defense and Third Party Rights.

9.4.1Notification.  Each Party shall promptly notify the other Party in writing (i) of any Invalidity Claim, or (ii) if the Exploitation of the Product in the Territory pursuant to this Agreement results in, or is reasonably expected to result in, any Third Party Infringement Claim of which it becomes aware.

9.4.2Primary Control. [**] shall have the first right, but not the obligation, to defend and control the defense of (i) Invalidity Claims, (ii) Third Party Patent Infringement Claims, and (iii) Third Party Trademark Infringement Claims (except those for the Existing SurVeil Trademark or the Existing Serene Trademark), in each case using counsel selected by [**] in its sole discretion and at [**] sole expense. [**] shall have the sole right, but not the obligation, to defend and control the defense of Third Party Trademark Infringement Claims for the Existing SurVeil Trademark, using counsel selected by [**] in its sole discretion and at [**] sole expense. [**] shall have the sole right, but not the obligation, to defend and control the defense of any Third Party Trademark Infringement Claim for the Existing Serene Trademark, using counsel selected by [**] in its sole discretion and at [**] sole expense. A Party’s rights under this Section 9.4.2 shall include having the right to negotiate and obtain a license or other rights from a Third Party to such Third Party Rights as necessary or desirable for [**] or its [**] (sub)licensees, (sub)distributors, subcontractors, or customers to Exploit the Product.

9.4.3Secondary Control.  With respect to Actions and license rights described in Section 9.4.2, if [**] or its designee gives written notice to [**], within a reasonable amount of time after notice of such Action, that [**] elects not to defend, or otherwise fails to initiate and maintain the defense of such Action within such time periods so that [**] is not prejudiced by any delays, [**] may conduct and control the defense of such Action including having the right to negotiate and obtain a license or other rights from a Third Party to such Third Party Rights as necessary or desirable for [**] or its [**] (sub)licensees, (sub)distributors, subcontractors, or customers to Exploit the Product, such defense to be at the sole cost and expense of [**] (but subject to Sections 9.7, 9.8, and 9.9), using counsel selected by it at its sole discretion. A Party’s rights under this Section 9.4.3 shall include having the right to negotiate and obtain a license or other rights from a Third Party to such Third Party Rights as necessary or desirable for [**] or its [**] (sub)licensees, (sub)distributors, subcontractors, or customers to Exploit the Product provided, that nothing in this Section 9.4.3 shall apply as to any Action or license rights as to which a Party has sole rights under Section 9.4.2.

9.5Information. The Controlling Party for an Action described in Section 9.2.5, Section 9.3 or Section 9.4 shall keep the Non-Controlling Party reasonably informed with regard to such Action, including by providing the Non-Controlling Party with a copy of material communications to and from any adverse party, court or tribunal with respect to such Action, and by providing the Non-Controlling Party drafts of any material filings or responses sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for review and comment thereon. The Controlling Party shall consider in good faith the comments, requests and suggestions of the Non-Controlling Party with respect to such drafts and with respect to strategies for prosecuting any such Action.

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

9.6Cooperation and Participation.  With regard to Actions of the type described in Section 9.2.5, Section 9.3 and Section 9.4, the Non-Controlling Party shall, and shall cause its Affiliates to, assist and cooperate with the Controlling Party, as the Controlling Party may reasonably request from time to time, in the prosecution of such Action, including that the Non-Controlling Party shall, and shall cause its Affiliates to, (i) offer its comments, if any, at least [**] in advance of the deadline, if any, for the applicable action to be taken by the Controlling Party to which such comments relate, (ii) provide access to relevant documents and other evidence and make its employees available at reasonable business hours (provided that the Controlling Party shall reimburse the Non-Controlling Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith) and (iii) furnish a power of attorney solely for the purpose of joining in, or be named as a necessary party to an Action; provided that neither Party shall be required to provide legally privileged information with respect to such Action unless and until procedures reasonably acceptable to such Party are in place to protect such privilege; and  provided, further, that, except with respect to the Joint Patents, the Controlling Party shall reimburse the Non-Controlling Party for its reasonable costs and expenses incurred and accrued in connection therewith).  The Non-Controlling Party in any Action described in Section 9.3 or Section 9.4 shall have the right to join as a party to such Action and participate with its own counsel at its own expense; provided that the Controlling Party shall retain control of such Action.  With respect to any negotiation to obtain a license or other right to a Third Party Right, the Controlling Party in such negotiations shall consult with the Non-Controlling Party and the Non-Controlling Party shall reasonably cooperate with the Controlling Party.

9.7Settlement.  With respect to (i) Actions of the type described in Section 9.3 and Section 9.4, and (ii) any negotiation of a license or other right to a Third Party Right, the Controlling Party shall have the right to settle such claim or finalize and execute such agreement for a license or other right; provided that neither Party shall have the right to settle any such Action if such settlement (A) [**], (B) [**], (D) [**], (E) [**], or (F) [**], in each case ((A)-(F)), without the prior express written consent of the Non-Controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed).

9.8Recovery.  Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of an Action of the type described in Section 9.3 or Section 9.4, whether by way of settlement or otherwise shall be first allocated to reimburse the Parties for their reasonable costs and expenses incurred and accrued in making such recovery (which amounts shall be allocated pro rata based on the reasonable costs and expenses incurred and accrued by each Party if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall be divided by the Parties as follows:  [**].

9.9Liabilities.  All losses, damages (including, royalties, up-front payments, milestones and other consideration paid or otherwise assessed), liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) of the Controlling and Non-Controlling Parties (and their respective Affiliates, and the respective directors, officers, employees and agents) resulting from an Action of the type described in Section 9.3 or Section 9.4 shall constitute the “Third Party Infringement Claim Losses”.  All payments (including, royalties, up-front payments, milestones and other consideration paid or otherwise assessed), costs and

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

expenses (including reasonable attorneys’ fees and expenses) of the Party or Affiliate of a Party which executes an agreement for a license or other right to a Third Party Right shall constitute the “Third Party Right Payments”. [**] The Parties shall reimburse each other, on a monthly basis or such other timeframe as may be mutually agreed, as necessary to effect the foregoing allocation.  Without limiting the generality of Section 7.6, Abbott may offset Third Party Infringement Claim Losses and the Third Party Right Payments paid or incurred by Abbott for which Surmodics is responsible.

9.10Inventor’s Remuneration.  As between the Parties, each Party shall be solely responsible for any remuneration that may be due under any applicable inventor remuneration laws to any inventors who are employees of such Party or its Affiliates or are otherwise conducting activities on behalf of such Party or its Affiliates.  The Parties agree that activities by or on behalf of Surmodics under this Agreement shall not constitute activities on behalf of Abbott or its Affiliates.

9.11Patent Marking.  For Product Manufactured by Surmodics hereunder, Surmodics shall, for each Surmodics Product Patent that covers the Product, place (or cause to be placed) all appropriate patent notices or markings on the Product itself or on such other media as are considered reasonable in Surmodics’ reasonable discretion.  In the event that Abbott Manufactures any Product hereunder, Abbott shall, for each Surmodics Product Patent that covers the Product and that is notified to Abbott as covering the Product by Surmodics, place (or cause to be placed) all appropriate patent notices or markings on the Product itself or on such other media as are considered reasonable in Abbott’s reasonable discretion.  Each Party shall ensure that all patent notices or markings placed (or caused to be placed) by it pursuant to this Section 9.11 are in conformance with such Party’s customary procedures and policies for similar products and with Applicable Law (including patent law) of the country of manufacture, use or sale of the applicable Product.

Article 10
CONFIDENTIALITY

10.1Confidentiality Obligations.  At all times during the Term and for a period of [**] following termination or expiration of this Agreement, each Party shall and shall cause its Affiliates and its and their respective officers, directors, employees, (sub)contractors, (sub)distributors and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement.  “Confidential Information” means any technical, business or other information provided by or on behalf of one Party to the other Party in connection with this Agreement, whether prior to, on or after the Effective Date, including Information relating to the Product (including the Regulatory Documentation), any Development or Commercialization of the Product, any know-how with respect thereto, or the scientific, regulatory or business affairs or other activities of either Party.  Notwithstanding the foregoing, during the Term, any Information relating to the Product or the Exploitation thereof that is owned or Controlled by Surmodics or any of its Affiliates and that is exclusively licensed to Abbott pursuant to Section 8.1 shall be deemed to be the Confidential Information of both Parties (and both Parties shall be deemed to be the receiving Party and the

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

disclosing Party with respect thereto); provided, that (i) Surmodics shall have the right, to the extent consistent with Section 8.4.1, to use and disclose (subject to customary confidentiality obligations) such Confidential Information relating to its non-exclusive reagents and other products and technologies consistent with its customary practices, and (ii) Abbott shall have the right to use and disclose the such Confidential Information in connection with Abbott’s reasonable exercise and performance, consistent with Abbott’s practices for its own products, of its rights and obligations hereunder. The confidentiality and non-use obligations under this Section 10.1 with respect to any Confidential Information shall not apply to any information that:

10.1.1is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no breach of this Agreement by the receiving Party;

10.1.2can be demonstrated by documentation or other competent proof to have been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information;

10.1.3is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information;

10.1.4has been published by a Third Party or otherwise enters the public domain through no fault of the receiving Party in breach of this Agreement; or

10.1.5can be demonstrated by documentation or other competent evidence to have been independently developed by or for the receiving Party or its Affiliates outside of the receiving Party’s or its Affiliates’ activities relating to the Product hereunder without reference to the disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party.  Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

10.2Permitted Disclosures.  Each Party may disclose Confidential Information of the other Party solely to the extent that such disclosure is:

10.2.1made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by law, including by reason of filing with securities regulators; provided, however, that the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or to seek, or request that the receiving Party seek, confidential treatment requiring that the Confidential Information and documents that are

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

the subject of such order or required to be disclosed be held in confidence by such court or governmental or regulatory body or, if disclosed, be used only for the purposes for which the order was issued or such disclosure was required by law (including in the case of submission of the terms of this Agreement to the SEC or other securities regulators, at least [**] in order to request redactions of the terms of this Agreement); and provided, further, that the Confidential Information disclosed in response to such court or governmental order or as required by law shall be limited to the information that is legally required to be disclosed in response to such court or governmental order or by such law;

10.2.2made by or on behalf of the receiving Party to a patent authority as may be reasonably necessary or useful for purposes of obtaining or enforcing a Patent; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

10.2.3made by or on behalf of the receiving Party to a Regulatory Authority as may be reasonably necessary or useful for purposes of obtaining or maintaining a Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available; or

10.2.4made by or on behalf of the receiving Party to potential or actual investors or acquirers as may be necessary in connection with their evaluation of such potential or actual investment or acquisition; provided, however, that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 10 (with a duration of confidentiality and non-use obligations as appropriate that is no less than [**] from the date of disclosure).

10.3Use of Name.  Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo or Trademark of the other Party or any of its Affiliates or any of its or their (sub)licensees (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party in each instance.  The restrictions imposed by this Section 10.3 shall not prohibit (i) Abbott from making any disclosure identifying Surmodics to the extent required in connection with its exercise of its rights or obligations under this Agreement, (ii) either Party from making any disclosure identifying the other Party consistent with prior permitted public disclosures or such other Party’s prior written approval, or (iii) either Party from making any disclosure identifying the other Party that is required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted).

10.4Public Announcements. The Parties have agreed upon the content of one (1) or more press releases which shall be issued substantially in the form(s) attached hereto as Schedule 10.4, the release of which the Parties shall coordinate in order to accomplish such release promptly upon execution of this Agreement.  Neither Party shall issue any other public announcement, press release or other public disclosure regarding this Agreement, its terms, or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted).  In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than [**] prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon.  Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by such Party or by the other Party, in accordance with this Section 10.4, provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.

10.5Publications. The Parties recognize the desirability of publishing and publicly disclosing the results of and information regarding, activities under this Agreement.  Accordingly, Abbott shall be free to publicly disclose the results of and information regarding, activities under this Agreement, subject to prior review and consent by Surmodics of any disclosure of Surmodics’ Confidential Information.  Accordingly, prior to publishing or disclosing any Surmodics Confidential Information, Abbott shall provide Surmodics with drafts of proposed abstracts, manuscripts or summaries of presentations that cover such Confidential Information.  Surmodics shall respond promptly through its designated representative and in any event no later than [**] after receipt of such proposed publication or presentation.  Surmodics shall not, and shall cause each of its Affiliates and its and their licensees not to, make any publications or public disclosures of any Confidential Information of Abbott without Abbott’s prior written consent.

10.6Return of Confidential Information.  Upon the effective date of the termination of this Agreement for any reason, upon the written request of a Party, the non-requesting Party shall either, at the requesting Party’s election: (i) promptly destroy all copies of such Confidential Information in the possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party; or (ii) promptly deliver to the requesting Party, at the non-requesting Party’s sole cost and expense, all copies of such Confidential Information in the possession or control of the non-requesting Party.  Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain such Confidential Information (x) to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes and (y) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes.  All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 10.1.

10.7Privileged Communications.  In furtherance of this Agreement, it is expected that the Parties will, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters and other written, electronic and verbal communications.  Such disclosures are made with the understanding that they shall remain confidential in accordance with this Article 10, that they will not be deemed to

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

waive any applicable attorney-client or attorney work product or other privilege and that they are made in connection with the shared community of legal interests existing between Abbott and Surmodics, including the community of legal interests in avoiding infringement of any valid, enforceable patents of Third Parties and maintaining the validity of the Surmodics Product Patents, Surmodics Other Patents, and Joint Patents.  In the event of any litigation (or potential litigation) with a Third Party related to this Agreement or the subject matter hereof, the Parties shall, upon either Party’s request, enter into a reasonable and customary joint defense agreement.  In any event, each Party shall consult in a timely manner with the other Party before engaging in any conduct (e.g., producing information or documents) in connection with litigation or other proceedings that could conceivably implicate privileges maintained by the other Party. Notwithstanding anything contained in this Section 10.7, nothing in this Agreement shall prejudice a Party’s ability to take discovery of the other Party in disputes between them relating to this Agreement and no information otherwise admissible or discoverable by a Party shall become inadmissible or immune from discovery solely due to this Section 10.7.

Article 11
REPRESENTATIONS AND WARRANTIES

11.1Mutual Representations, Warranties, and Covenants.  Surmodics and Abbott each represents and warrants to the other, as of the Effective Date, and covenants, that:

11.1.1It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;

11.1.2The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and do not violate:  (i) such Party’s charter documents, bylaws or other organizational documents; (ii) in any material respect, any agreement, instrument or contractual obligation to which such Party is bound; (iii) any requirement of any Applicable Law; or (iv) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party;

11.1.3This Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity);

11.1.4It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder; and

11.1.5Neither it nor any of its Affiliates has been debarred or is subject to debarment and neither it nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Section 306 of the FFDCA or who is the subject of a conviction described in such section.  It agrees to inform the other Party in writing promptly if it or any such Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of its or its Affiliates’ knowledge, is threatened, relating to the debarment or conviction of it or any such Person performing services hereunder.

11.2Additional Representations, Warranties, and Covenants of Surmodics.  Surmodics further represents and warrants to Abbott, as of the Effective Date, and covenants, as follows:

11.2.1Surmodics is entitled to grant the licenses and other rights specified herein and during the Term;

11.2.2All Surmodics Product Patents existing as of the Effective Date (the “Existing Product Patents”) are listed on Schedule 11.2.2, and all Existing Product Patents, and the Existing SurVeil Trademark and Existing Serene Trademark, are solely and exclusively owned or exclusively licensed by Surmodics, free of any encumbrance, lien or claim of ownership by any Third Party (other than licenses to Third Parties that do not conflict with or diminish the licenses granted hereunder).  [**];

11.2.3True, complete and correct (as of the Effective Date) copies of (i) the file wrappers and other documents and materials relating to the prosecution, defense, maintenance, validity and enforceability of the Existing Product Patents, other than those that are publicly available as of the Effective Date, and (ii) all license or similar agreements pursuant to which Surmodics obtains rights regarding any intellectual property rights licensed to Abbott hereunder, including the Existing Product Patents, as amended to the date hereof (the “In-License Agreements”), in each case ((i) and (ii)) have been provided to Abbott at least [**] prior to the Effective Date.  All of the In-License Agreements are listed on Schedule 11.2.3 and are in good standing.  Surmodics will not (x) commit any acts or permit the occurrence of any omissions that would cause material breach or termination of any In-License Agreement or (y) amend or otherwise modify or permit to be amended or modified, any In-License Agreement;

11.2.4The Exploitation of the Product as contemplated herein does not, and would not if any such Exploitation (including Commercialization) were to occur as of the Effective Date, infringe any Existing Third Party Patent or, to Surmodics’ knowledge, misappropriate any proprietary Information of any Third Party.  As of the Effective Date, neither the Existing SurVeil Trademark nor the Existing Serene Trademark infringes any Trademark owned by a Third Party in the country in which the applicable Existing SurVeil Trademark or Existing Serene Trademark is registered.  As of the Effective Date, no claim or litigation has been brought or asserted in writing [**] by any Person alleging that (i) the [**] are invalid or unenforceable (which claim is first made after the issuance of such Patent or the issuance of the registration of such Trademark) or (ii) the conception, development, reduction to practice, disclosing, copying, making, assigning or licensing of the Existing Regulatory Documentation, the Existing Product Patents, the Existing SurVeil Trademark, or the Surmodics Know-How existing as of the Effective Date or the Exploitation of the Product as contemplated herein, violates, infringes, constitutes misappropriation or otherwise conflicts or interferes with or would

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

violate, infringe or otherwise conflict or interfere with, any intellectual property or proprietary right of any Person;

11.2.5To Surmodics’ knowledge and as of the Effective Date, no Person is infringing or misappropriating the Existing Product Patents, the Existing SurVeil Trademark, the Existing Serene Trademark, the Surmodics Know-How or the Regulatory Documentation to an extent material to the Commercialization of the Product;

11.2.6All current and former officers, employees, agents and consultants of Surmodics or any of its Affiliates who are inventors or authors of or have otherwise contributed in a material manner to the invention, creation or development or authorship of any Existing Product Patent or Surmodics Know-How or who otherwise have access to any Confidential Information of Abbott have executed and delivered to Surmodics or such Affiliate an assignment or other agreement regarding the (i) protection of proprietary information and (ii) assignment to Surmodics or such Affiliate to the extent, in the case of any Information, such Information did not constitute a “work made for hire” (as defined in the Copyright Act of 1976, as amended) for Surmodics or such Affiliate of any Surmodics Product Patents, Surmodics Know-How and any and all other Information that relates to the Product, the current form(s) of which have been made available for review by Abbott.  To Surmodics’ knowledge and as of the Effective Date, no current officer, employee, agent or consultant of Surmodics or any of its Affiliates is in violation of any term of any assignment or other agreement regarding the protection of Patents or other intellectual property or proprietary information of Surmodics or such Affiliate or of any employment contract or any other contractual obligation relating to the relationship of any such Person with Surmodics;

11.2.7Surmodics has obtained the right (including under any Patents and other intellectual property rights) to use all Information and all other materials (including any formulations and manufacturing processes and procedures) developed or delivered by any Third Party under any agreements between Surmodics and any such Third Party with respect to the Product as it exists as of the Effective Date, and Surmodics has the rights under each such agreement to transfer such rights, Information or other materials to Abbott and its designees and to grant Abbott the right to use such rights, Information or other materials in the Exploitation of the Product as contemplated hereunder;

11.2.8The inventions claimed or covered by the Existing Product Patents (i) were not conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof and (ii) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(e) and (iii) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401;

11.2.9Surmodics and its Affiliates have generated, prepared, maintained and retained all Regulatory Documentation that is required to be maintained or retained pursuant to and in accordance with Applicable Law;

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

11.2.10Neither Surmodics nor any of its Affiliates, nor any of its or their respective officers, employees or agents has (i) committed (or after the Effective Date, will commit) an act, (ii) made (or after the Effective Date, will make) a statement, or (iii) failed (or after the Effective Date, will fail) to act or make a statement that, in any case ((i), (ii), or (iii)), (x) would be or create an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Exploitation of the Product or (y) could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the Territory, with respect the Exploitation of the Product;

11.2.11Surmodics, its Affiliates, and its and their respective contractors and consultants have conducted, and with respect to Development occurring after the Effective Date, will conduct, all Development of the Product in accordance with good laboratory and clinical practice as applicable and Applicable Law, including compliance with 21 C.F.R. Parts 50, 54, 56, 58, 812 and similar regulatory or legal obligations outside the United States.  Surmodics and its Affiliates have employed (and, with respect to Development that Surmodics will conduct, will employ) Persons with appropriate education, knowledge and experience to conduct and to oversee the Development to be conducted by Surmodics hereunder;

11.2.12True, complete and correct (as of the Effective Date) copies of all material adverse information with respect to the safety and efficacy of the Product known to Surmodics have been provided to Abbott prior to the Effective Date; and

11.2.13Surmodics and its Affiliates have conducted its and their activities with respect to the Development and Manufacture of the Product in all material respects in compliance with Applicable Law.  With respect to the Product Manufactured and supplied by or on behalf of Surmodics, (i) the Product shall be in conformity with the Specifications for the Product, (ii) the Product shall, at the time of delivery, have a remaining shelf life not less than [**] of the then-approved shelf life remaining, (iii) the Product shall have been Manufactured in conformance in all material respects with QSR, all other Applicable Law, this Agreement and any Quality Agreement, if applicable, (iv) the Product shall have been Manufactured in facilities that are in compliance with Applicable Law at the time of such Manufacture (including applicable inspection requirements of FDA and other Regulatory Authorities), (v) the Product shall not be adulterated or misbranded under the FFDCA or similar provisions of any other Applicable Law, and (vi) the Product may be introduced into interstate commerce pursuant to the FFDCA.

11.3DISCLAIMER OF WARRANTIES.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Article 12
INDEMNITY

12.1Indemnification of Surmodics.  Abbott shall indemnify Surmodics, its Affiliates and its and their respective directors, officers, employees and agents and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of:  (i) the breach by Abbott of this Agreement; (ii) the gross negligence or willful misconduct on the part of Abbott or its Affiliates or its or their respective directors, officers, employees or agents in performing its or their obligations under this Agreement; or (iii) except for the use of any Marketing Materials to the extent that any claim in such Marketing Materials is (a) provided by or on behalf of Surmodics to Abbott or its Affiliates for use in such Marketing Materials or (b) otherwise expressly verified in writing by Surmodics, the Exploitation of the Product by or on behalf of Abbott or its Affiliates, except, in each case ((i), (ii), and (iii)), for those Losses for which Surmodics has an obligation to indemnify Abbott pursuant to Section 12.2, as to which Losses each Party shall indemnify the other to the extent of their respective liability.  Notwithstanding anything to the contrary in this Section 12.1, the foregoing indemnification obligations shall not apply to Third Party Claims for the infringement of any Patent, Trademark, or other intellectual property rights of any Third Party in connection with the Exploitation of the Product or other activities hereunder, which shall be governed by Article 9.

12.2Indemnification of Abbott.  Surmodics shall indemnify Abbott, its Affiliates and its and their respective directors, officers, employees and agents and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of:  (i) the breach by Surmodics of this Agreement; (ii) the gross negligence or willful misconduct on the part of Surmodics or its Affiliates or its or their respective directors, officers, employees or agents in performing its or their obligations under this Agreement; (iii) the Exploitation of the Product by or on behalf of Surmodics or its Affiliates anywhere in the world during the Term, prior to the Effective Date, or after the Term; or (iv) the misappropriation by Surmodics or its Affiliates or its or their respective directors, officers, employees or agents of any proprietary Information of any Third Party in connection with the Exploitation of the Product or other activities hereunder, except, in each case ((i), (ii), (iii), and (iv)), for those Losses for which Abbott has an obligation to indemnify Surmodics pursuant to Section 12.1, as to which Losses each Party shall indemnify the other to the extent of their respective liability.  Notwithstanding anything to the contrary in this Section 12.2, the foregoing indemnification obligations (other than the obligation in clause (iv) of this Section 12.2) shall not apply to Third Party Claims for the infringement of any Patent, Trademark, or other intellectual property rights of any Third Party in the Exploitation of the Product or other activities hereunder, which shall be governed by Article 9.

12.3Indemnification Procedures.

12.3.1Notice of Claim. All indemnification claims in respect of a Party, its Affiliates, or its or their respective directors, officers, employees or agents shall be made solely by such Party to this Agreement (the “Indemnified Party”).  The Indemnified Party shall

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this Article 12, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice.  Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time).  The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

12.3.2Control of Defense.  At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [**] after the indemnifying Party’s receipt of an Indemnification Claim Notice.  The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification.  Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party.  In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim.  Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 12.3.3, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless specifically requested in writing by the indemnifying Party.  In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all reasonable costs and expenses (including reasonable attorneys’ fees and costs of suit) and any Losses incurred by the indemnifying Party in its defense of the Third Party Claim.

12.3.3Right to Participate in Defense.  Any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s sole cost and expense unless (i) the employment thereof has been specifically authorized in writing by the indemnifying Party, (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 12.3.2 (in which case the Indemnified Party shall control the defense) or (iii) the interests of the applicable indemnitee and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under Applicable Law, ethical rules or equitable principles.

12.3.4Settlement.  With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the applicable indemnitee becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party in any manner and as to which the indemnifying

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Party shall have acknowledged in writing the obligation to indemnify the applicable indemnitee hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate.  With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 12.3.2, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).  If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim; provided that the Indemnified Party shall not settle any Third Party Claim without the prior written consent of the indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

12.3.5Cooperation.  Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall and shall cause each applicable indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim and making applicable indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable and verifiable out-of-pocket expenses in connection therewith.

12.3.6Expenses.  Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a Calendar Quarter basis in arrears by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

12.4Special, Indirect and Other Losses.  EXCEPT (I) IN THE EVENT OF THE WILLFUL MISCONDUCT OR FRAUD OF A PARTY OR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 10 OR SECTION 8.4 AND (II) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 12, NEITHER PARTY NOR ANY OF ITS AFFILIATES OR SUBLICENSEES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR FOR LOSS OF PROFITS SUFFERED

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

BY THE OTHER PARTY, WHETHER FORESEEABLE OR NOT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

12.5Insurance.  Each Party shall have and maintain such types and amounts of insurance covering its Exploitation of the Product as is (i) normal and customary in the medical device industry generally for parties similarly situated and (ii) otherwise required by Applicable Law.

Article 13
TERM AND TERMINATION

13.1Term.  This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect until December 31, 2032 (“Initial Term”) or, if Abbott elects by written notice to Surmodics no later than [**] prior to the last day of the Initial Term, December 31, 2035 (“Extended Term”) (such period, whether the Initial Term or the Extended Term, the “Term”).

13.2Termination for Material Breach.

13.2.1In General.  If either Party (the “Notifying Party”) believes that the other Party (the “Breaching Party”) has materially breached one or more of its material obligations under this Agreement, then the Notifying Party may deliver notice of such material breach to the Breaching Party (a “Default Notice”).  If the Breaching Party does not dispute that it has committed a material breach of one or more of its material obligations under this Agreement, then if the Breaching Party fails to cure such breach, or fails to take steps as would be considered reasonable to effectively cure such breach, within [**] after receipt of the Default Notice, or, in the case of failure to fulfill payment obligations hereunder, within [**] after receipt of the Default Notice, or if such compliance cannot be fully achieved within such [**] or [**] period, as applicable, and the Breaching Party has failed to commence compliance or has failed to use diligent efforts to achieve full compliance as soon thereafter as is reasonably possible, the Notifying Party may terminate this Agreement upon written notice to the Breaching Party.  If the Breaching Party disputes that it has materially breached one or more of its material obligations under this Agreement, the Notifying Party shall not be entitled to terminate the Agreement unless and until (i) a final and non-appealable judgment has been issued pursuant to which the Breaching Party is determined to have been in material breach of one or more of its material obligations under this Agreement (an “Adverse Ruling”), and (ii) either (A) if such Adverse Ruling provides for a remedy for such breach and the Notifying Party has not performed such remedy in the time period provided in such Adverse Ruling or (B) such Adverse Ruling does not provide for a remedy for such breach and permits termination of this Agreement.  Any termination of this Agreement must be made by written notice to the Breaching Party.

13.2.2Invocation of Termination for Material Breach.  Notwithstanding the foregoing, the Parties agree that termination pursuant to this Section 13.2 is

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

a remedy to be invoked only if the breach cannot be adequately remedied through specific performance, the payment of money damages, or any combination thereof.

13.2.3Milestones.  In the event that a Default Notice has been delivered by Abbott under this Section 13.2, then unless and until the corresponding material breach has been cured by Surmodics or Abbott indicates that it no longer intends to terminate for material breach, then any obligation that Abbott may have to pay a Milestone Payment in respect of any Milestone achieved after delivery of such Default Notice shall be suspended unless and until it is determined, in accordance with Section 13.2.1, that a material breach has not occurred.  In the event that a termination for material breach occurs pursuant to this Section 13.2, then Abbott’s obligation to pay such Milestone Payment(s) shall cease and such suspended Milestone Payment(s) shall no longer be due.

13.3Additional Termination Rights by Abbott.

13.3.1For Cause.

(i)Without limiting the rights or obligations of the Parties under Section 5.4, Section 5.6, or Section 5.7, if Abbott reasonably believes that there is a concern with respect to the safety of the Product that makes the continued promotion, marketing, sale or distribution of the Product inadvisable, Abbott may notify Surmodics.  Upon delivery of such notice, or upon the delivery of notice by Abbott pursuant to Section 5.7 regarding a disagreement between the Parties regarding the advisability or necessity of any recall or advisory letter (the date of the earlier of either such delivery, the “Suspension Period Commencement Date”), the Agreement shall remain in effect but (a) all of Abbott’s obligations to promote, market, sell, distribute, or otherwise Commercialize the Product shall be suspended, (b) Abbott shall have the right to cancel any outstanding POs, (c) all Forecasts shall be deemed to be non-binding, (d) Abbott shall have no right to submit additional POs, and (e) all remaining obligations of either Party to Develop the Product, if any, shall be suspended, in each case ((a), (b), (c), (d), and (e)) for the duration of the Suspension Period (as defined below).  Representatives of the Parties shall then meet within [**] to discuss in good faith such concern or such disagreement, determine if Surmodics is capable of addressing such concern or such disagreement, and formulate an action plan so that promotion, marketing, sale, distribution, and other Commercialization, and Development, of the Product may be resumed within a reasonable period of time which shall not exceed [**] from the date of such meeting, provided that if such concern cannot be resolved within [**] the Parties may mutually agree in writing to extend such period of time (the period beginning on the Suspension Period Commencement Date and ending at the end of such period of time, the “Suspension Period”).  If the Parties are unable to formulate such action plan to Abbott’s reasonable satisfaction within [**] of commencing the discussions contemplated by the foregoing sentence, Abbott shall have the right to terminate this Agreement effective immediately.

(ii)Abbott may terminate this Agreement effective immediately upon written notice to Surmodics if any Milestone listed in Section 1 of Schedule 7 is not achieved by the date that is [**] after the target date specified for such Milestone in Section 1 of Schedule 7.

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

13.3.2For Convenience.  Abbott may terminate this Agreement for any or no reason upon one (1) year’s prior written notice to Surmodics.

13.4Termination for Patent Challenge.  If Abbott or any of its Affiliates Challenges any of the Surmodics Product Patents or Surmodics Other Patents, then unless, within [**] after written notice thereof by Surmodics, Abbott withdraws or causes to be withdrawn all such Challenges, this Agreement shall automatically terminate upon the expiration of such [**] period.

13.5Termination for Insolvency.  In the event that either Party (i) files for protection under bankruptcy or insolvency laws, (ii) makes an assignment for the benefit of creditors, (iii) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within[**] after such filing, (iv) proposes a written agreement of composition or extension of its debts, (v) proposes or is a party to any dissolution or liquidation, (vi) files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within [**] of the filing thereof, or (vii) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.

13.6Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by Abbott or Surmodics are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country, the Party hereto that is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under clause (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.  The Parties acknowledge and agree that payments made under Section 7.2 or Section 7.3 shall not (x) constitute royalties within the meaning of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or (y) relate to licenses of intellectual property hereunder.

13.7Consequences of Expiration or Termination.

13.7.1Upon Termination for Convenience.  In the event of termination of this Agreement by Abbott pursuant to Section 13.3.2, (i) Abbott shall pay Milestone Payment(s) pursuant to Section 7.2 as and to the extent that the applicable Milestone(s) are achieved prior to the effective date of such termination, and (ii) on the effective date of such

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

termination, Abbott shall pay the Milestone Payment(s) for any Milestone(s) that have not yet then been achieved, if any, in such amount as if such Milestone(s) were achieved on the effective date of such termination.

13.7.2Fulfillment of Final POs; Sell Off.  Upon expiration or earlier termination of this Agreement for any reason, (i) Surmodics shall, at Abbott’s request, fulfill all POs submitted prior to such expiration or termination in accordance with the terms and conditions of this Agreement in effect prior to the date of such expiration or termination until such POs have been fully satisfied by delivery of conforming Product, and (ii) Abbott shall have the right to continue to distribute and sell Abbott’s inventory of the Product in the Territory until the expiration of the shelf life of the applicable Products, provided that Section 7.3 shall remain in force and effect with respect to any such sales.  Notwithstanding the foregoing, (a) from and after the date on which either Party delivers a notice of termination hereunder, Abbott shall not submit any PO with any delivery date that falls after the expected date of termination of this Agreement, and (b) Abbott shall not submit any PO with any delivery date that falls after the expected date of expiration of this Agreement.

13.8Remedies.  Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

13.9Accrued Rights; Surviving Obligations.  Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration.  Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.  Without limiting the foregoing, Sections 4.1.10, 5.2, 5.4, 5.5, 5.6, 5.7, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 8.1 (solely for purposes of Abbott’s exercise of its rights pursuant to Section 13.7.2), 9.1.1 (solely to the extent any perpetual license grants have been granted pursuant to such Section), 9.2.2 (solely to the extent any perpetual license grants have been granted pursuant to such Section), 9.4, 9.5 (solely to the extent applicable to Section 9.4), 9.6 (solely to the extent applicable to Section 9.4), 9.7 (solely to the extent applicable to Section 9.4), 9.8 (solely to the extent applicable to Section 9.4), 9.9 (solely to the extent applicable to Section 9.4), 11.3, 12.1, 12.2, 12.3, 12.4, 13.6, 13.7, 13.8, 14.4, 14.6, 14.7, 14.8, 14.9, 14.10, 14.11, 14.12, 14.13, 14.14, 14.15 (solely to the extent applicable to other surviving provisions), 14.17, 14.18, 14.19, 14.20 and this Section 13.9, and Article 1 (solely to the extent applicable to other surviving provisions) and Article 10 of this Agreement shall survive the termination or expiration of this Agreement for any reason.

Article 14
MISCELLANEOUS

14.1Force Majeure.  Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement).  The non-performing Party shall notify the other Party of such force majeure within [**] after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect.  The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use reasonable efforts to remedy its inability to perform.

14.2Export Control.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time.  Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

14.3Change in Control of Surmodics.

14.3.1Notice; Parent Guarantee.  Not later than [**] following the earlier of (i) the effective date of a Change in Control of Surmodics or Acquisition by Surmodics and (ii) the public announcement by or on behalf of Surmodics of the entry by Surmodics into a definitive agreement providing for a Change in Control of Surmodics or Acquisition by Surmodics, Surmodics (or its successor) shall provide Abbott with written notice informing Abbott of such transaction.  Surmodics shall cause its ultimate parent following any such Change in Control of Surmodics to guarantee, pursuant to a written agreement to be entered into between such ultimate parent and Abbott in a form reasonably acceptable to Abbott, all of the obligations of Surmodics hereunder.

14.3.2Abbott’s Rights.  If the Change in Control of Surmodics or Acquisition by Surmodics involves a Competitor, or will result in Surmodics controlling, being controlled by, or being under common control with a Competitor (in each case determined at the time of the public announcement of such Change in Control or Acquisition), then, without limiting [**], Abbott shall have the right, in its sole and absolute discretion, by written notice delivered to Surmodics (or its successor) within [**] after the effective date of such Change in Control or Acquisition, to (i) terminate this Agreement effective [**] after delivery of such notice by Abbott; (ii) disband, or terminate the activities of, the JDC; or (iii) require Surmodics and the Change in Control or Acquisition party to adopt reasonable procedures agreed upon in writing to prevent disclosure of the Confidential Information of Abbott.

14.4Assignment.

14.4.1In General. Neither Party may assign its rights or, except as provided in Section 3.2 or Section 14.5, delegate its obligations under this Agreement, whether

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

by operation of law or otherwise, in whole or in part without the prior written consent of the other Party, except that (a) Abbott shall have the right, without such consent, (i) to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates or its or their (sub)licensees, and (ii) assign any or all of its rights and delegate any or all of its obligations hereunder to any of its Affiliates or its or their (sub)contractors or (sub)distributors or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of its [**] business, provided that Abbott shall provide written notice to Surmodics within thirty (30) days after such assignment or delegation and (b) Surmodics shall have the right to (i) use an Approved Subcontractor to perform those obligations hereunder of Surmodics for which the Approved Subcontractor is approved, and (ii) assign any or all of its rights and delegate any or all of its obligations hereunder to any of its Affiliates or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of its business, provided that Surmodics shall provide written notice to Abbott within [**] after such assignment or delegation.  Any permitted successor of a Party or any permitted assignee of all of a Party’s rights under this Agreement that has also assumed all of such Party’s obligations hereunder in writing shall, upon any such succession or assignment and assumption, be deemed to be a party to this Agreement as though named herein in substitution for the assigning Party, whereupon the assigning Party shall cease to be a party to this Agreement and shall cease to have any rights or obligations under this Agreement.  All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party.  Any attempted assignment or delegation in violation of this Section 14.4.1 shall be void and of no effect.  Notwithstanding any other provision of this Section 14.4.1, the terms of this Agreement may be varied, amended or modified or this Agreement may be suspended, canceled or terminated without the consent of any assignee or delegate that is not deemed pursuant to the provisions of this Section 14.4.1 to have become a party to this Agreement.

14.4.2Certain Exclusions of Prior IP and Materials of Assignees and New Affiliates.  The rights to Information, materials and intellectual property: (i) Controlled by a Third Party permitted assignee of Surmodics, which Information, materials and intellectual property were Controlled by such assignee immediately prior to such assignment; (ii) Controlled by an Affiliate of Surmodics who becomes an Affiliate through any Change in Control of Surmodics, which Information, materials and intellectual property were Controlled by such Affiliate immediately prior to such Change in Control; or (iii) Controlled by an Affiliate of Surmodics who becomes an Affiliate through any Acquisition by Surmodics, which Information, materials and intellectual property were Controlled by such Affiliate immediately prior to such Acquisition, shall be (x) in the case of clauses (i) and (ii) of this Section 14.4.2, automatically excluded from the definition of Surmodics Product Patents, and (y) in each case ((i), (ii), and (iii)), automatically excluded from the definition of Surmodics Other Patents and from the definition of Surmodics Know-How (except to the extent that such Information, materials, or intellectual property are introduced into or are actually practiced in the Product).

14.5Subcontracting.  In the case of any (sub)contracting or (sub)distributing by either Party, such (sub)contracting or (sub)distributing shall not relieve the (sub)contracting or (sub)distributing Party of any of its obligation or liability hereunder and the (sub)contracting or (sub)distributing Party shall be and remain fully responsible and liable therefor (except to the

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

extent the applicable obligation has been satisfactorily performed by the applicable (sub)contractor or (sub)distributor).

14.6Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.  To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.

14.7Dispute Resolution.

14.7.1Good Faith Negotiation; Litigation.  Except as provided in Section 4.1.10(ii) or Section 7.9.2, if any dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), then either Party shall have the right to refer such Dispute to the Senior Officers for attempted resolution by good faith negotiations during a period of [**].  Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties.  [**].

14.7.2No Limitation on Equitable Relief.  Section 14.7.1 shall not limit or constrain either Party’s ability to seek equitable relief and either Party may institute proceedings therefor in accordance with Section 14.8 without resort to the procedures described in Section 14.7.1.

14.8Governing Law, Jurisdiction, and Venue.

14.8.1Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Illinois, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.  The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

14.8.2Jurisdiction.  Subject to Section 14.12, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the United States District Court for the Northern District of Illinois for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such court.  The Parties irrevocably and unconditionally waive their right to a jury trial.

14.8.3Venue.  The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the United States District Court for the

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Northern District of Illinois and hereby further irrevocably and unconditionally waive and agree not to plead or claim in such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

14.9Notices.

14.9.1Notice Requirements.  Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 14.9.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 14.9.1.  Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) if delivered before 5:00 p.m. in the time zone of the recipient on a Business Day (or if not delivered before 5:00 p.m. in the time zone of the recipient, on the next Business Day), or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service.  Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter.  The Parties may from time to time identify different contact persons for POs, forecasts, order acceptances, and notices or communications regarding POs, forecasts, non-conforming product, product testing, acceptance of product and similar supply-related matters.

14.9.2Address for Notice.

If to Abbott, to:

Abbott Vascular

3200 Lakeside Drive

Santa Clara, CA 95045

Attention: [**]

Facsimile: [**]

with a copy (which shall not constitute notice) to:

Abbott Vascular

3200 Lakeside Drive, MS 315

Santa Clara, CA 95045

Attention: [**]

Facsimile: [**]

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

with another copy (which shall not constitute notice) to:

Abbott Laboratories

Dept. 32CO; AP6A

100 Abbott Park Road

Abbott Park, Illinois 60064

Attention: [**]

Facsimile: [**]

If to Surmodics, to:

Surmodics, Inc.

9924 West 74th Street

Eden Prairie, Minnesota 55344-3523

Attention: [**]

Facsimile: [**]

with a copy (which shall not constitute notice) to:

Surmodics, Inc.

9924 West 74th Street

Eden Prairie, Minnesota 55344-3523

Attention: [**]

Facsimile: [**]

and a copy (which shall not constitute notice) to:

Perkins Coie LLP

11988 El Camino Real, Suite 350

San Diego, CA 92130

Attention: [**]

Facsimile: [**]

14.10Entire Agreement; Amendments.  This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby.  Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement.  No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.  In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control.

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

14.11English Language.  This Agreement shall be written and executed in and all other communications under or in connection with this Agreement shall be in, the English language.  Any translation into any other language shall not be an official version thereof and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

14.12Equitable Relief.  Each Party acknowledges and agrees that the restrictions set forth in Section 8.4, Article 4, Article 9, and Article 10 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions and that any breach or threatened breach of any provision of such Articles will result in irreparable injury to such other Party for which there would be no adequate remedy at law.  In the event of a breach or threatened breach of any provision of such Section or Articles, the non-breaching Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity.  Both Parties agree to waive any requirement that the other (i) post a bond or other security as a condition for obtaining any such relief and (ii) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy.  Nothing in this Section 14.12 is intended, or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

14.13Waiver and Non-Exclusion of Remedies.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.  The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

14.14No Benefit to Third Parties.  Except as provided in Article 12, the covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns and they shall not be construed as conferring any rights on any other Persons.

14.15Further Assurance.  Each Party shall duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

14.16Relationship of the Parties.  It is expressly agreed that Surmodics, on the one hand, and Abbott, on the other hand, shall be independent contractors and nothing in this Agreement shall be deemed or construed to create a partnership, joint venture, employment relationship, franchise, fiduciary relationship or agency.  Neither Surmodics, on the one hand, nor Abbott, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action that will be binding on the other, without the prior written consent of the other Party to do so.  All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party.

14.17Non-Solicitation of Employees.  Commencing on the Effective Date and for a period of [**] thereafter, neither Party shall, directly or indirectly, actively recruit or solicit any employee of the other Party with whom such Party has come into contact or interacted for the purposes of performing this Agreement, without the prior consent of the other Party.  For purposes of this Section 14.17, “solicit” shall be deemed not to include:  (i) circumstances where an employee of one Party or any of its Affiliates initially contacts the other Party or any of such Party’s Affiliates seeking employment; or (ii) general solicitations of employment not specifically targeted at such employees.

14.18References.  Unless otherwise specified, (i) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (ii) references in any Section to any clause are references to such clause of such Section and (iii) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto.

14.19Construction.  Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or).  Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The term “including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term.  The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.

14.20Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile, PDF format via email or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

[SIGNATURE PAGE FOLLOWS.]

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

ABBOTT VASCULAR, INC.		SURMODICS, INC.

By:	[**]	By:	/s/ Gary R. Maharaj

Name:	[**]	Name:	Gary R. Maharaj

Title:	[**]	Title:	President and CEO

[Signature Page to Development and Distribution Agreement]

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Schedule 1.50

Existing Serene Trademark

[**]

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Schedule 1.51

Existing SurVeil Trademark

[**]

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Schedule 1.122

Supply Disruption

[**]

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Schedule 1.124

Surmodics Other Patents

[**] [13 additional pages omitted from this Schedule 1.124]

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Schedule 2.1.1(ii)

Approved Subcontractors

[**] [2 additional pages omitted from this Schedule 2.1.1(ii)]

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Schedule 4.1.2

Purchase Order Requirements

[**] [1 additional page omitted from this Schedule 4.1.2]

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Schedule 4.1.7(i)

Specifications

[**] [14 additional pages omitted from this Schedule 4.1.7(i)]

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Schedule 7

Certain Financial Information and Definitions

[**] [4 additional pages omitted from this Schedule 7]

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Schedule 8.4.1

Exceptions to Exclusivity

[**]

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Schedule 10.4

Public Announcements

Abbott and Surmodics Announce Agreement for Next-Generation Drug-Coated Balloon

•	Companies to collaborate on Product development, clinical trials and regulatory activities to obtain approval in u.s. and e.u.
•	agreement complements and extends abbott's broad line of vascular care products and demonstrates value of Surmodics' proprietary drug delivery and Whole-Product Solutions Strategy

ABBOTT PARK, Ill., and EDEN PRAIRIE, Minn., (Feb. xx, 2018) – Abbott and Surmodics today announced that the companies have entered into an agreement whereby Abbott will have exclusive worldwide commercialization rights for Surmodics' SurVeil® drug-coated balloon to treat the superficial femoral artery, which is currently being evaluated in a U.S. pivotal clinical trial. Separately, Abbott also received options to negotiate agreements for Surmodics' below-the-knee and arteriovenous (AV) fistula drug-coated balloon products, which are currently in pre-clinical development.

As part of the agreement, Surmodics, a leading provider of medical device and in vitro diagnostic technologies to the healthcare industry, will supply the SurVeil drug-coated balloon to Abbott. The two companies will collaborate on product development, clinical trials and regulatory activities to obtain marketing approval in the U.S. and Europe. The SurVeil drug-coated balloon will complement and extend Abbott's broad line of vascular devices for treating peripheral artery disease (PAD), including stents and vessel closure devices. In addition to its devices for PAD, Abbott has one of the broadest portfolios of medical devices serving the $30 billion-dollar global cardiovascular market, with leadership positions in several large and fast-growing areas, including cardiac rhythm management, electrophysiology, structural heart and heart failure.

PAD is a serious and often underdiagnosed circulatory condition that can lead to other serious vascular conditions. Drug-coated balloons have emerged as an important treatment option in treating PAD, which affects an estimated 200 million people worldwide. The SurVeil drug-coated balloon includes a proprietary drug-excipient formulation for a durable balloon coating and is manufactured using an innovative process to improve coating uniformity. Pre-clinical data have shown a three- to five-times higher target tissue drug concentration, a more evenly distributed and durable drug effect, and lower incidence of downstream drug particles compared to the control drug-coated balloon.1 The design of the SurVeil drug-coated balloon reflects Surmodics' industry leadership in the development of surface technology for vascular medical devices.

"Abbott is committed to providing leading treatments for people with peripheral artery disease, and the SurVeil drug-coated balloon is a next-generation device that utilizes best-in-class technology," said Chuck Brynelsen, senior vice president of Abbott's vascular business.  "This agreement enhances our fast-growing endovascular portfolio, and we look forward to offering this solution to physicians to give them more and better options to help their patients live their fullest lives."

"The SurVeil drug-coated balloon is the first device developed by Surmodics that combines our proprietary drug delivery and surface technologies with our exceptional design, development and manufacturing capabilities," said Gary Maharaj, Surmodics' president and chief executive officer. "We are excited to enter this partnership with Abbott given its deep expertise in vascular care products and its worldwide strength in the market. We look forward to working together with Abbott to realize the full potential of our SurVeil drug-coated balloon to help people with peripheral artery disease."

Surmodics' SurVeil drug-coated balloon is currently being evaluated in the TRANSCEND pivotal clinical trial and is being compared with the current market-leading drug-coated balloon in treating PAD in the legs. The SurVeil drug-coated balloon is currently for investigational use only.

Pursuant to the terms of the agreement, Surmodics will receive a $25 million upfront payment and may earn an additional $67 million for various product development milestones.  Upon the regulatory approval of the device, Surmodics will be responsible for the manufacture and supply of clinical and commercial quantities of the product and will realize revenue based on initial product sales to Abbott as well as a share of profits resulting from third-party sales.

About Peripheral Artery Disease

Worldwide, over 200 million people have PAD,2 a serious and underdiagnosed circulatory condition caused by build-up of arterial plaque, most commonly in the legs. Between 12-20 percent of Americans over 60 years old have PAD.3 PAD increases risk of coronary artery disease, heart attack and stroke, and can impair the ability to walk. If left untreated, PAD can lead to gangrene and limb amputation.4

About Abbott

Abbott is a global healthcare company devoted to improving life through the development of products and technologies that span the breadth of healthcare. With a portfolio of leading, science-based offerings in diagnostics, medical devices, nutritionals and branded generic pharmaceuticals, Abbott serves people in more than 150 countries and employs approximately 99,000 people.

Visit Abbott at www.abbott.com and connect with us on Twitter at @AbbottNews.

About Surmodics, Inc.

Surmodics is the global leader in surface modification technologies for intravascular medical devices and a leading provider of chemical components for in vitro diagnostic (IVD) immunoassay tests and microarrays. Surmodics is pursuing highly differentiated whole-product solutions that are designed to address unmet clinical needs for its medical device customers and engineered to the most demanding requirements. This key growth strategy leverages the combination of the Company's expertise in proprietary surface technologies, along with enhanced device design, development and manufacturing capabilities. The Company mission remains to improve the detection and treatment of disease. Surmodics is headquartered in Eden Prairie, Minnesota. For more information, visit www.surmodics.com. The content of Surmodics' website is not part of this press release or part of any filings that the company makes with the SEC.

— Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott's operations are discussed in Item 1A, "Risk Factors'' to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2017, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Surmodics, Inc.  Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations regarding Surmodics’ strategy to transform to a provider of whole-product vascular solutions. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including (1) Surmodics' ability to successfully develop and obtain regulatory approval for the SurVeil drug-coated balloon; (2) Surmodics’ ability to realize the full potential benefits of its agreement with Abbott; and (3) the factors identified under “Risk Factors” in Part I, Item 1A of Surmodics' Annual Report on Form 10-K for the fiscal year ended Sept. 30, 2017, and updated in its subsequent reports filed with the SEC. These reports are available in the Investors section of Surmodics' website at www.surmodics.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and Surmodics undertakes no obligation to update them in light of new information or future events.

Abbott Media:
Jonathon Hamilton, +1 (224) 667-8646

Abbott Financial:
Michael Comilla, +1 (224) 668-1872

Surmodics:
Andy LaFrence, +1 (952) 500-7000

###

1Surmodics data on file

2 Fowkes FGR, et al. Lancet 2013, 382(9901):1329-1340.

3Centers for Disease Control and Prevention. Peripheral Arterial Disease (PAD) Fact Sheet. n.d. Web.

4National Institutes of Health. What is Peripheral Artery Disease? n.d. Web.

Schedule 11.2.2

Existing Product Patents

[**] [3 additional pages omitted from this Schedule 11.2.2]

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Schedule 11.2.3

In-License Agreements

[**]

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.